SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☑ Preliminary proxy statement
☐ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
COUSINS PROPERTIES INCORPORATED

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
Payment of filing fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 4, 2010

To our Stockholders:

The Annual Meeting of Stockholders of Cousins Properties Incorporated (“we,” “our,” “us,” or the “Company”) will be held on Tuesday, May 4, 2010, at 11:00 a.m. local time at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The purposes of the meeting are:

(1) To elect ten Directors nominated by the Board of Directors (the “Board of Directors” or the “Board”);

(2) To amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 150 million to 250 million shares;

(3) To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(4) To transact any other business as may properly come before the meeting.

All holders of record of our common stock at the close of business on March 12, 2010 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By Order of the Board of Directors,

ROBERT M. JACKSON
Corporate Secretary

Atlanta, Georgia
April 1, 2010

Whether or not you expect to attend the Annual Meeting, you are urged to vote, date, sign and return the enclosed proxy in the enclosed postage-paid envelope. You also may vote your shares over the Internet or by telephone as described on your proxy card. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

ii

COUSINS PROPERTIES INCORPORATED
191 Peachtree Street NE, Suite 3600
Atlanta, Georgia 30303-1740

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our 2010 Annual Meeting of Stockholders. Our Annual Meeting will be held on Tuesday, May 4, 2010, at 11:00 a.m., local time, at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The proxy is solicited by our Board of Directors. This proxy statement and proxy card are first being sent to holders of our common stock on April 1, 2010.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you owned shares of Cousins Properties Incorporated common stock on March 12, 2010 and our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. The written document in which you designate that person is called a proxy or a proxy card. Two of our Directors have been designated as proxies for the 2010 Annual Meeting of Stockholders. These Directors are S. Taylor Glover and William Porter Payne.

Who is entitled to vote?

Holders of our common stock at the close of business on March 12, 2010 are entitled to receive notice of the meeting and to vote at the meeting and any postponements or adjournments of the meeting. March 12, 2010 is referred to as the record date.

To how many votes is each share of common stock entitled?

Holders of our common stock are entitled to one vote per share.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name”?

If your shares of common stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

Common stockholders of record may vote:

•	over the Internet at the web address shown on your proxy card;

•	by telephone through the number shown on your proxy card;

•	by signing your proxy card and mailing it in the enclosed postage-paid envelope; or

•	by attending the Annual Meeting and voting in person.

If you hold your shares of common stock through a broker or bank, please refer to your proxy card or the information forwarded by your broker or bank to see the voting options that are available to you. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you hold your shares of common stock in street name, you must obtain a legal proxy from your broker or bank to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to our Corporate Secretary at 191 Peachtree Street NE, Suite 3600, Atlanta, Georgia 30303-1740;

•	submitting a subsequent proxy via Internet or telephone or executing a new proxy card with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on three items:

•	the election of ten Directors nominated by the Board of Directors;

•	an amendment to our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 150 million to 250 million shares; and

•	the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Directors, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the election of all ten nominees for Director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all ten nominees.

Directors are elected by a plurality vote. As a result, the ten nominees receiving the highest number of FOR votes will be elected as Directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

We have a majority voting policy for the election of Directors. The policy, which is part of our Corporate Governance Guidelines, sets forth our procedures if a nominee is elected, but receives a majority of votes withheld. In an uncontested election, any nominee for Director who receives a greater number of votes withheld from his or her election than votes for his or her election is required to promptly tender his or her resignation. Our Compensation, Succession, Nominating and Governance Committee is required to promptly consider the resignation offer and make a recommendation to the Board with respect to the resignation. The Board is required to take action with respect to this recommendation. The policy is more fully described below under “Majority Voting Policy.”

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.

How may I vote for the proposal to amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 150 million to 250 million shares? How many votes must the proposal receive to pass?

With respect to the proposal to amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 150 million to 250 million shares, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The proposal must receive the affirmative vote of a majority of the votes entitled to be cast by the holders of all of our issued and outstanding common stock as of the record date to pass. Abstentions will have the effect of a vote against the proposal.

How may I vote for the ratification of the appointment of the independent registered public accounting firm? How many votes must the proposal receive to pass?

With respect to the proposal to ratify the independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The proposal must receive the affirmative vote of a majority of the votes entitled to be cast by the holders of shares of our common stock present at the Annual Meeting either in person or by proxy to pass. Abstentions with respect to the proposal will have no effect on the outcome of the vote.

How does the Board of Directors recommend that I vote?

The Board recommends a vote:

•	FOR the ten Director nominees;

•	FOR the proposal to amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 150 million to 250 million shares; and

•	FOR the ratification of the independent registered public accounting firm.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares of common stock will be voted:

•	FOR the ten nominees for Director;

•	FOR the proposal to amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 150 million to 250 million shares; and

•	FOR the ratification of the independent registered public accounting firm.

Will my shares be voted if I do not sign and return my proxy card, vote by phone or vote over the Internet?

If you are a common stockholder of record and you do not sign and return your proxy card, vote by phone, vote over the Internet or attend the Annual Meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares of common stock are held in “street name” through a broker or bank and you do not provide voting instructions before the Annual Meeting, your broker or bank may vote your shares on your behalf under certain limited circumstances, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm and the proposal to amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 150 million to 250 million shares described in this proxy statement. With respect to these proposals, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

Beginning this year, the election of directors is not considered a routine matter under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How many votes do you need to hold the Annual Meeting?

Shares of our common stock are counted as present at the Annual Meeting if the stockholder either is present and votes in person at the Annual Meeting or properly has submitted a proxy.

As of the record date, 100,046,701 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Holders of a majority of the outstanding shares entitled to vote as of the record date must be represented at the Annual Meeting either in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
Held on May 4, 2010.

The proxy statement and annual report are available on the Investor Relations page of our website at www.cousinsproperties.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

There are ten nominees for our Board of Directors this year. Our Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. The Board has nominated the individuals named below for election as Directors at the Annual Meeting. All of the Director nominees are currently members of the Board and eight of the nominees were elected as Directors by the stockholders at the Annual Meeting in 2009. Director Gellerstedt was elected to the Board in July 2009 contemporaneous with him becoming our Chief Executive Officer. Director Charlesworth was elected to the Board in December 2009. Our Chairman of the Board, S. Taylor Glover, recommended Mr. Charlesworth for nomination and election to the Board. Each Director nominee has consented to serve as a Director if so elected at the Annual Meeting.

Thomas G. Cousins, our founder and former Chairman of the Board, has served as Chairman Emeritus since December 2006. In this role he is invited to attend Board meetings, but does not have the right to vote as a Director.

Biographical information about our nominees for Director, including business experience for at least the past five years, age, year he or she began serving as our Director and other public companies for which he or she has served on the board of directors in the past five years is provided below. In addition, the experience, qualifications, attributes and skills considered by our Compensation, Succession, Nominating and Governance Committee (also referred to herein as the “Nominating Committee”) and Board in determining to nominate the Director are provided below.

Our Board of Directors recommends that you vote “FOR”
each of the nominees for Director

		Director
	Age	Since	Information About Nominee

Erskine B. Bowles	64	2003	President of the University of North Carolina since 2006; Chairman of Erskine Bowles & Co., LLC since 2003; Senior Advisor to Carousel Capital since 2002; Co-Chairman, National Commission on Fiscal Responsibility and Reform since February 2010; Director of Morgan Stanley. From March 2005 to August 2005, United Nations Under Secretary General, Deputy Special Envoy for Tsunami Recovery. From 1999 until 2001, Managing Director of Carousel Capital and Partner of Forstmann Little & Co., and from 1996 until 1998, served as White House Chief of Staff. Director of Merck & Co., VF Corporation and First Union Corporation from 1999 until 2001; Director of Wachovia Corporation in 2001; Director of Krispy Kreme Doughnut Corporation in 2003; Director of North Carolina Life Insurance Company and General Motors from 2005 to 2009.
			In deciding to nominate Mr. Bowles, the Nominating Committee and the Board considered his experience in both public and private sector roles, as well as his track record of judgment and achievement, as demonstrated by his history as a senior leader within the federal government and the United Nations, his experience as the President of the University of North Carolina and his positions with various private equity firms. Mr. Bowles’ service as a director for a number of large and complex public companies provides him with broad experience on governance issues facing public companies.

		Director
	Age	Since	Information About Nominee

Tom G. Charlesworth	60	2009	From 2001 to 2006, Executive Vice President and Chief Investment Officer of the Company; Chief Financial Officer of the Company from 2003 to 2004; Senior Vice President, Secretary and General Counsel of the Company from 1992 to 2001. Director of the CF Foundation since October 2007.
			In deciding to nominate Mr. Charlesworth, the Nominating Committee and the Board considered his significant knowledge about the real estate industry, especially in the Southeastern U.S., and his track record of judgment and achievement as demonstrated during his 15 year career with the Company, serving as our Chief Investment Officer, Chief Financial Officer and General Counsel at various times, as well as his background in REIT-related financial matters that qualify him to serve on the Audit Committee and to provide strategic advice to the Company as chairman of our newly created Investment Committee.
James D. Edwards	66	2007	From 1998 to 2002, Managing Partner — Global Markets of Arthur Andersen LLP. Served in various positions with Arthur Andersen since 1964. Member of the American Institute of Certified Public Accountants. Director of Huron Consulting Group, Inc., Transcend Services, Inc., Crawford & Company and CF Foundation. Director of IMS Health Incorporated from 2002 to 2010.
			In deciding to nominate Mr. Edwards, the Nominating Committee and the Board considered his 40-plus years of experience in accounting and his broad management and operational expertise, as demonstrated by his service as a senior partner of a large international accounting firm, as well as his track record of judgment and achievement as demonstrated by his service as a director for a number of other public company boards and the skills that qualify him as an audit committee financial expert for our Audit Committee.
Lawrence L. Gellerstedt, III	54	2009	President and Chief Executive Officer of the Company. Joined the Company in July 2005 as Senior Vice President and President of the Office/Multi-Family Division. Became Executive Vice President and Chief Development Officer in May 2008 and then President and Chief Operating Officer in February 2009. Elected President and Chief Executive Officer in July 2009. Director of Alltel Corporation from 1994 to 2007. Director of the Advisory Board of SunTrust Bank and Director of Rock-Tenn Company.
			In deciding to nominate Mr. Gellerstedt, the Nominating Committee and the Board considered his leadership position as our Chief Executive Officer and his track record of achievement and leadership demonstrated during a 30-year career in the real estate and construction industries. In addition, his service as a director of other public companies provides him perspective and broad experience on governance issues facing public companies.

		Director
	Age	Since	Information About Nominee

Lillian C. Giornelli	49	1999	For at least five years, Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc. and President of the CF Foundation. Since January 2007, Director of CF Foundation and President and Trustee of Nonami Foundation.
			In deciding to nominate Ms. Giornelli, the Nominating Committee and the Board considered her significant knowledge about the real estate industry and our Company, along with her track record of judgment and achievement, as demonstrated by her leadership positions in a number of significant charitable foundations, as well as the skills that qualify her to serve on our Audit Committee.
S. Taylor Glover	58	2005	President and Chief Executive Officer of Turner Enterprises, Inc., a privately held investment and management company, since March 2002. Prior to March 2002, for at least five years, Senior Vice President of the Private Client Group of Merrill Lynch. Director of Cox Enterprises, Inc., a privately held media company, and CF Foundation.
			In deciding to nominate Mr. Glover, the Nominating Committee and the Board considered his broad managerial experience and track record of judgment and achievement, as evidenced by his leadership positions as chief executive officer of an investment company and senior vice president of a financial services company, as well as the skills that qualify him to serve as our Chairman of the Board.
James H. Hance, Jr.	65	2005	From 1994 through January 2005, Vice Chairman of Bank of America Corporation; Chief Financial Officer of Bank of America from 1988 to April 2004 and a Director from 1999 through January 2005. Director of Morgan Stanley, Sprint Nextel, Duke Energy and Rayonier, Inc., a lumber company. Director of Summit Properties, Inc. from 1994 to 2005. Senior advisor to The Carlyle Group.
			In deciding to nominate Mr. Hance, the Nominating Committee and the Board considered his extensive management, operational and financial expertise, as well as his track record of judgment and achievement, as demonstrated by leadership positions as chief financial officer and vice chairman of a global financial services company. Further, his service as a director of other public companies provides him with broad experience on governance issues facing public companies.
William B. Harrison, Jr.	66	2006	From November 2001 to December 2006, Chairman of the Board of JPMorgan Chase, which merged with Bank One Corporation on July 1, 2004. Chairman and Chief Executive Officer of JPMorgan Chase from November 2001 to December 2005. Prior to merger with JPMorgan & Co., Mr. Harrison was Chairman and Chief Executive Officer of the Chase Manhattan Corporation, a position he held since January 1, 2000. Director of Merck & Co., Inc. and member of The Business Council, the Board of Overseers of Memorial Sloan-Kettering Cancer Center, the Advisory Board of Aurora Capital Group, the Advisory Board of Chilton Investment Company and the U.S. Advisory Board of Spencer Stuart.

		Director
	Age	Since	Information About Nominee

			In deciding to nominate Mr. Harrison, the Nominating Committee and the Board considered his extensive management, operational, financial and investment banking experience, as well as his track record of achievement and sound judgment, as demonstrated by his tenure as chairman and chief executive officer of a global financial services company, as well as the skills that qualify him to serve on our Audit Committee. In addition, his service as a director of other public companies provides him with broad experience on governance issues facing public companies.
Boone A. Knox	73	1969	For at least five years, Managing Partner of Knox, Ltd. and the Managing Trustee of the Knox Foundation. Trustee of Equity Residential Properties Trust and retired Chairman of Regions Bank of East Central Georgia.
			In deciding to nominate Mr. Knox, the Nominating Committee and the Board considered his track record of judgment and achievement, and his knowledge of the real estate industry and of the Company, as demonstrated by his leadership positions at various banking institutions and the skills that qualify him to serve on our Audit Committee.
William Porter Payne	62	1996	Managing Director of Broadpoint Gleacher, formerly Gleacher Partners LLC, in 2010 and partner from July 2000 to 2010. Chairman of Centennial Holding Co., Inc., formerly Centennial Investment Properties, since May 2004. Vice Chairman and Director of PTEK Holdings, Inc. from July 1998 to July 2000; Vice Chairman of Bank of America Corporation from February 1997 to July 1998. Served as President and Chief Executive Officer of the Atlanta Committee for the Olympic Games. Director of Lincoln National Corporation. Director of Anheuser Busch, Inc. from 1997 to 2008.
			In deciding to nominate Mr. Payne, the Nominating Committee and Board considered his track record of judgment and achievement, and knowledge of the real estate industry, as demonstrated by his leadership positions at a number of real estate investment companies, as well as his many years of service within the Atlanta business community including his leadership of the Atlanta Committee for the Olympic Games. In addition, his service as a director of other public companies provides him with broad experience on governance issues facing public companies.

There are no family relationships among our Directors or executive officers.

Meetings of the Board of Directors and Director Attendance at Annual Meetings

Our Board held seven meetings during 2009. Each Director attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member, except for Mr. Knox, who was unable to attend several meetings due to illness.

We typically schedule a Board meeting in conjunction with our Annual Meeting and expect that our Directors will attend, absent a valid reason. All Directors serving at the time of last year’s Annual Meeting attended the Annual Meeting, except for Mr. Knox, who was unable to attend due to illness, and Mr. Hance, who was unable to attend due to a conflict with the meeting of another board of directors.

Committees of the Board of Directors

Our Board has four standing committees — the Audit Committee, the Compensation, Succession, Nominating and Governance Committee, the Investment Committee and the Executive Committee.

Audit Committee.  The current members of our Audit Committee are Mr. Charlesworth, Mr. Edwards, Ms. Giornelli, Mr. Harrison and Mr. Knox. Mr. Edwards is the Chairman of the Committee. The Audit Committee held nine meetings during 2009. All of the members of the Audit Committee are independent within the meaning of the SEC regulations, the listing standards of the NYSE and our Director Independence Standards. All of the members of the Audit Committee are financially literate within the meaning of the SEC regulations, the listing standards of the NYSE and the Company’s Audit Committee Charter. The Board has determined that Mr. Edwards is an audit committee financial expert within the meaning of the SEC regulations and that he has accounting and related financial management expertise within the meaning of the NYSE listing standards.

The primary responsibilities of our Audit Committee include:

•	deciding whether to appoint, retain or terminate our independent registered public accounting firm;

•	reviewing the audit plan and results of the audit engagement with the independent registered public accounting firm;

•	reviewing the scope and results of our internal auditing procedures, risk assessment and the adequacy of our financial reporting controls;

•	reviewing the independence of the independent registered public accounting firm;

•	considering the reasonableness of and, as appropriate, approving the independent registered public accounting firm’s audit and non-audit fees; and

•	providing oversight of the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and its system of internal controls.

Compensation, Succession, Nominating and Governance Committee.  The current members of our Compensation, Succession, Nominating and Governance Committee are Mr. Bowles, Mr. Edwards, Mr. Hance, Mr. Harrison and Mr. Payne. Mr. Hance is the Chairman of the Committee. The Compensation, Succession, Nominating and Governance Committee held nine meetings during 2009. All of the members of the Compensation, Succession, Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE and our Director Independence Standards.

The primary responsibilities of our Compensation, Succession, Nominating and Governance Committee include:

•	setting and administering the policies that govern executive compensation;

•	overseeing our management succession and development programs;

•	making recommendations regarding composition and size of the Board;

•	considering nominees for Director;

•	reviewing qualifications of Director candidates and the effectiveness of incumbent Directors; and

•	making recommendations regarding non-employee Director compensation.

The Compensation, Succession, Nominating and Governance Committee retained Towers Perrin (now Towers Watson), an outside human resources consulting firm, in 2009 to provide advice regarding executive compensation, including for our Named Executive Officers listed in the compensation tables in this proxy statement. Towers Perrin provided the Compensation, Succession, Nominating and Governance Committee with relevant market data and alternatives to consider when making decisions regarding executive compensation, including for our Named Executive Officers. For more information about the market data provided to the committee, see “Compensation Discussion and Analysis.”

Towers Perrin advised the Compensation, Succession, Nominating and Governance Committee with respect to compensation trends and best practices, plan design and individual compensation amounts. Towers Perrin also provided to management information regarding benchmarking of non-executive officer positions and other matters. The Compensation, Succession, Nominating and Governance Committee is aware of these additional services provided by Towers Perrin to management.

Investment Committee.  Our Board created the Investment Committee in February 2010. The members of our Investment Committee are Mr. Bowles, Mr. Charlesworth, Ms. Giornelli, Mr. Hance and Mr. Payne. Mr. Charlesworth is Chairman of the Investment Committee.

The primary responsibilities of our Investment Committee include:

•	evaluating and recommending to the Board for approval significant investments, acquisitions and developments;

•	reviewing the status of our potential future investments, acquisitions and developments and providing advice and input to management; and

•	as may be requested by management, reviewing and providing input on certain types of corporate finance transactions, joint ventures and asset dispositions.

Executive Committee.  The members of our Executive Committee are Mr. Gellerstedt, Mr. Glover, Mr. Edwards, Mr. Hance and Mr. Payne. Mr. Glover is Chairman of the Executive Committee. The Executive Committee may exercise all powers of the Board in the management of our business and affairs, except for those powers expressly reserved to the Board. The Executive Committee did not take any action during 2009, other than the approval of the final price for assets previously approved for sale by the full Board.

Director Independence

In order to evaluate the independence of each Director, our Board has adopted a set of Director Independence Standards as part of our Corporate Governance Guidelines. The Director Independence Standards can be found on the Investor Relations page of our website at www.cousinsproperties.com.

The Board has reviewed Director independence under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the Board considered all transactions and relationships between each Director and our Company, subsidiaries, affiliates, senior executives and independent registered public accounting firm, including those reported under the section “Certain Transactions.” As a result of this review, the Board affirmatively determined that nine of our ten Directors currently serving on the Board are independent. The independent Directors are Mr. Bowles, Mr. Charlesworth, Mr. Edwards, Ms. Giornelli, Mr. Glover, Mr. Hance, Mr. Harrison, Mr. Knox and Mr. Payne. Mr. Gellerstedt is not an independent Director because of his employment as our Chief Executive Officer.

Our Audit Committee, our Compensation, Succession, Nominating and Governance Committee and our Investment Committee are composed solely of independent Directors. We believe that the number of independent, experienced Directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

Executive Sessions of Independent Directors

Our independent Directors meet without management present at least two times each year. Mr. Glover, as our non-executive Chairman, is responsible for presiding at meetings of the independent Directors.

Any stockholder or interested party who wishes to communicate directly with the Chairman or the independent Directors as a group may do so by writing to: Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 3600, Atlanta, GA 30303-1740, Attention: Chairman.

Corporate Governance

Our Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Investor Relations page of our website at www.cousinsproperties.com. The charters of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee are also available on the Investor Relations page of our website.

Our Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which applies to all officers, Directors and employees. This Ethics Code reflects our long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Ethics Code is available on the Investor Relations page of our website at www.cousinsproperties.com. Copies of our Corporate Governance Guidelines, committee charters and Ethics Code are also available upon written request to Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 3600, Atlanta, Georgia 30303-1740, Attention: Corporate Secretary.

Any stockholder or interested party who wishes to communicate directly with our Board, or an individual member of our Board, may do so by writing to Cousins Properties Incorporated Board of Directors, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 3600, Atlanta, Georgia 30303-1740. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the Directors upon request.

Board Leadership Structure

Until July 2009, we operated under the traditional U.S. board leadership structure with our Chief Executive Officer serving as Chairman of the Board. Upon the retirement of our Chairman and Chief Executive Officer, Thomas D. Bell, Jr., effective July 1, 2009, our Board re-evaluated its leadership structure. Beginning in July 2009 with the appointment of Mr. Gellerstedt as our Chief Executive Officer, the Board determined that one of our independent Directors, Mr. Glover, would serve as an independent Chairman of the Board. We believe this current board leadership structure is best for our Company and our stockholders.

We believe that the Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and that the Chairman’s responsibility is to provide oversight, direction and leadership of the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have an independent Chairman whose sole job is leading the Board. By having another Director serve as Chairman, Mr. Gellerstedt will be able to focus his energy on his duties as our Chief Executive Officer.

Pursuant to our Corporate Governance Guidelines, the independent Chairman is responsible for:

•	providing leadership to the Board and facilitating communication among the Directors;

•	facilitating the flow of information between our management and Directors on a regular basis;

•	setting Board meeting agendas in consultation with the Chief Executive Officer;

•	serving as an ex-officio member of each Board committee;

•	presiding at Board meetings, Board executive sessions and stockholder meetings; and

•	providing input to the Compensation, Succession, Nominating and Governance Committee in connection with the Chief Executive Officer evaluation process, the Board’s annual self-evaluation, management succession planning and committee composition and leadership.

By clearly delineating the role of the Chairman position in our Corporate Governance Guidelines, we attempt to ensure there is no duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our business partners, employees, stockholders and other stakeholders.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee and to the Investment Committee. Under its charter, the Audit Committee is responsible for discussing with management our financial risk assessment. The Audit Committee oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairman of the Audit Committee, as well as from outside advisors. The recently created Investment Committee focuses on issues related to our investments, acquisitions and developments. In addition, the Board is required to approve, following review and recommendation by the Investment Committee, significant developments, dispositions, acquisitions and investments, and the Board and the Investment Committee consider each such transaction in the context of our overall risk profile. The Board believes that the work undertaken by the Audit Committee and the Investment Committee, together with the work of the full Board and management, enables the Board to effectively oversee the Company’s risk management function.

Majority Voting Policy

Our Corporate Governance Guidelines include a majority voting policy for the election of Directors. Pursuant to this policy, in an uncontested election of Directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will promptly tender his or her resignation for consideration by the Compensation, Succession, Nominating and Governance Committee. The Compensation, Succession, Nominating and Governance Committee will promptly consider the resignation offer and make a recommendation to the Board. The Board will act on the Compensation, Succession, Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote.

We will publicly disclose, in a Form 8-K furnished to the SEC, the Board’s decision regarding whether to accept the resignation offer. Any Director who tenders his or her resignation will not participate in the Committee or Board deliberations regarding such matter.

Selection of Nominees for Director

Our Directors take a critical role in guiding our strategic direction and overseeing our management. Our Board has delegated to the Compensation, Succession, Nominating and Governance Committee (referred to in this discussion as the “Nominating Committee”) the responsibility for reviewing and recommending nominees for membership on the Board. Candidates are considered based upon various criteria. Candidates must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a policy regarding diversity of our Board, the Nominating Committee considers the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.

The Nominating Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board. The

Nominating Committee uses a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent Directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, one or more members of the Nominating Committee, or one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

The Nominating Committee will consider Director nominees proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective nominee for consideration by the committee may do so by submitting the candidate’s name and qualifications in writing to Cousins Properties Incorporated Compensation, Succession, Nominating and Governance Committee, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 3600, Atlanta, Georgia 30303-1740.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 1, 2010 unless otherwise noted, information regarding the beneficial ownership of our common stock by:

•	our Directors;

•	our Chief Executive Officer, our Chief Financial Officer, the three other executive officers that had the highest total compensation for 2009, our former Chief Executive Officer and our former Vice Chairman of the Company, calculated in accordance with SEC rules and regulations (our “Named Executive Officers” or “NEOs”);

•	the Directors and executive officers as a group; and

•	beneficial owners of more than 5% of our outstanding common stock.

	Number of Shares of Common Stock Beneficially Owned(1)
		Shares Held in	Options
		Retirement	Exercisable	Other Shares
	Restricted	Savings	within 60	Beneficially		Percent of
	Stock(2)	Plan	Days(3)	Owned		Class(4)

Thomas D. Bell, Jr.	—	3,762	1,898,881	376,864	(5)	2.24%
Erskine B. Bowles	607	—	39,836	15,349		*
Tom G. Charlesworth	—	—	66,455	94,985	(6)	*
Daniel M. DuPree	—	12,021	490,283	87,532		*
James D. Edwards	607	—	18,000	9,571	(7)	*
James A. Fleming	2,112	4,953	140,707	19,030		*
Lawrence L. Gellerstedt, III	2,762	1,637	88,113	67,673		*
Lillian C. Giornelli	607	—	18,000	479,571	(8)	*
S. Taylor Glover	607	—	31,182	206,028	(9)	*
James H. Hance, Jr.	607	—	31,182	53,539		*
William B. Harrison, Jr.	607	—	24,591	9,453		*
Craig B. Jones	2,762	11,141	417,821	69,327	(10)	*
Boone A. Knox	607	—	65,201	352,206	(11)	*
William Porter Payne	607	—	73,855	68,868	(12)	*
R. Dary Stone	2,274	3,246	265,650	144,592		*
Steve V. Yenser	—	721	73,162	4,107	(13)	*
Total for all Directors and executive officers as a group (18 persons)	16,554	37,481	3,797,029	2,062,066	(14)	5.71%
5% Stockholders
Cohen & Steers, Inc.(15)	—	—	—	12,854,332		12.88%
T. Rowe Price Associates, Inc.(16)	—	—	—	8,879,980		8.90%
Thomas G. Cousins(17)	—	—	—	8,201,408		8.22%
The Vanguard Group, Inc.(18)	—	—	—	7,834,491		7.85%
BlackRock, Inc.(19)	—	—	—	6,022,995		6.04%

*	Less than 1% individually

(1)	Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power with his or her spouse. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)	Represents shares of restricted stock awarded to certain executive officers and Directors. The restricted stock was granted prior to 2010 and vests over four years, and the executive officers and Directors have the right to direct the voting of, and to receive dividends on, the stock reflected in the table.

(3)	Represents shares that may be acquired through stock options exercisable through March 31, 2010.

(4)	Based on 99,782,300 shares of common stock issued and outstanding as of February 1, 2010. Assumes that all options owned by the named individual and exercisable within 60 days are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(5)	Includes 18,634 shares held by the Jennifer and Thomas Bell Family Foundation, of which Mr. Bell and his wife serve as co-trustees, and 12,000 shares subject to pledge. Mr. Bell shares voting and investment power with respect to the 18,634 shares held by the Bell Family Foundation.

(6)	Excludes 2,416 options granted to Mr. Charlesworth, as a Director, on February 16, 2010, which are fully vested upon grant. Also excludes 3,118,237 shares owned by CF Foundation, of which Mr. Charlesworth is one of five board members who share voting and investment power.

(7)	Excludes 3,118,237 shares owned by CF Foundation, of which Mr. Edwards is one of five board members who share voting and investment power.

(8)	Includes 909 shares owned jointly by Ms. Giornelli and her spouse, as to which Ms. Giornelli shares voting and investment power, and 59,080 shares held by Ms. Giornelli as custodian for her children. Also includes 111,496 shares owned by Nonami Foundation, Inc., of which Ms. Giornelli and her husband, as the sole trustees, share voting and investment power. Excludes 3,118,237 shares owned by CF Foundation, of which Ms. Giornelli is one of five board members who share voting and investment power, and 715,939 shares owned by The Cousins Foundation, of which Ms. Giornelli is one of four trustees who share voting and investment power.

(9)	Includes 5,298 shares owned by Mr. Glover’s wife, as to which Mrs. Glover has sole voting power. Excludes 3,118,237 shares owned by CF Foundation, of which Mr. Glover is one of five board members who share voting and investment power.

(10)	Includes 1,582 shares owned in trust for the benefit of Mr. Jones’ sons, for which Mr. Jones disclaims beneficial ownership.

(11)	Includes 170,944 shares owned by the Knox Foundation, of which Mr. Knox is a trustee and chairman; 8,302 shares owned by Mr. Knox’s sister-in-law; and 120,837 shares owned by BAK Limited, LLLP (“BAK”), of which Mr. Knox is a general partner. Mr. Knox shares voting and investment power with respect to the 300,083 shares held by the Knox Foundation, Mr. Knox’s sister-in-law and BAK. Mr. Knox disclaims beneficial ownership of the 179,246 shares held by the Knox Foundation and Mr. Knox’s sister-in-law. Mr. Knox also disclaims beneficial ownership of the 120,837 shares owned by BAK except to the extent of his pecuniary interest therein.

(12)	Does not include 1,953 shares held by the Estate of John F. Beard, for which Mr. Payne’s wife is executrix and as to which Mr. Payne disclaims beneficial ownership.

(13)	Includes 4,107 shares owned jointly by Mr. Yenser and his spouse, as to which Mrs. Yenser shares voting power.

(14)	Includes 441,567 shares as to which Directors and executive officers share voting and investment power with others. Does not include 1,953 shares owned by spouses and other affiliates of Directors and executive officers, as to which they disclaim beneficial ownership.

(15)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, Cohen & Steers, Inc. (“Cohen”), an investment adviser, has sole voting power with respect to 10,366,638 shares of our common stock and sole dispositive power with respect to 12,854,332 shares of our common stock. According to the Schedule 13G/A, Cohen beneficially owned 12.88% of our common stock as of December 31, 2009. The business address of Cohen is 280 Park Avenue, 10th Floor, New York, New York 10017.

(16)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, T. Rowe Price Associates, Inc. (“T. Rowe”), an investment advisor, has sole voting power with respect to 1,095,029 shares of our common stock and sole dispositive power with respect to 8,879,980 shares of our common stock. According to the Schedule 13G/A, T. Rowe beneficially owned 8.9% of our common stock as of December 31, 2009. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), T. Rowe is deemed to be a beneficial owner of such common stock; however, T. Rowe expressly disclaims that it is, in fact, the beneficial owner of such common stock. The business address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(17)	Includes 647,631 shares as to which Mr. Cousins shares voting and investment power. Does not include 726,209 shares owned by Mr. Cousins’ wife, as to which he disclaims beneficial ownership. The address for Mr. Cousins is 3445 Peachtree Road NE, Suite 175, Atlanta, Georgia 30326. Excludes 3,118,237 shares owned by CF Foundation, of which Mr. Cousins is one of five board members who share voting and investment power.

(18)	According to a Schedule 13G/A filed with the SEC on February 4, 2010, The Vanguard Group, Inc. (“Vanguard”), an investment advisor, has sole voting power with respect to 105,091 shares of our common stock and sole dispositive power with respect to 7,729,400 shares of our common stock. According to the Schedule 13G/A, Vanguard beneficially owned 7.85% of our common stock as of December 31, 2009. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(19)	According to a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. (“BlackRock”), an investment advisor, has sole voting power with respect to 6,022,995 shares of our common stock and sole dispositive power with respect to 6,022,995 shares of our common stock. According to the Schedule 13G, BlackRock beneficially owned 6.04% of our common stock as of December 31, 2009. The business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

The Compensation, Succession, Nominating and Governance Committee of our Board of Directors (also referred to in this Executive Compensation section as the “Compensation Committee”) is responsible for establishing the underlying policies and principles of our compensation program, as well as determining the compensation of our executive officers, including our Named Executive Officers (or “NEOs”) that is detailed in the tables that follow. In assessing the compensation of our executives, including our NEOs, we consider strategies intended to attract and retain talented executives in a competitive and dynamic real estate marketplace. While keeping in mind our accountability to our stockholders, we aim to reward executives commensurate with corporate and individual performance in a variety of circumstances.

The success of our business plan depends significantly on the performance of the executives responsible for its execution. We have historically created value through the acquisition, development and re-development of real estate. In addition, in the current real estate environment, we are focused on three core strategies: (1) leasing available space in our projects, (2) selling condominiums, lots, land tracts and outparcels and (3) securing and maintaining management, leasing, development and other related fees. Our executives have a wide array of real estate skills applicable to multiple product types and geographic areas. Although we have reduced our staffing levels significantly as a result of the current economic downturn, our business strategy requires that our executives have a more diverse skill set than if we were a passive real estate investment company in order to allow us to underwrite and implement development projects as well as value-added and distressed real estate opportunities.

The core principle of our compensation program is to position our NEOs’ cash and equity-based compensation to be within a competitive range (e.g., +/-15%) of the average compensation paid by the 50th to the 75th percentile of certain relevant labor markets (described below under “Peer Group Analysis”) for similarly situated positions. Providing compensation levels within this range allows us to be competitive in finding and retaining the top talent we need to continue to perform at high levels. Another principle of our compensation strategy is to provide a meaningful portion of total compensation via equity-based awards. For 2009, our actual total direct cash and equity-based compensation to our NEOs fell within our competitive ranges, other than with respect to our Chief Executive Officer, Mr. Gellerstedt, which fell below market median levels. However, this shortfall was not unexpected given Mr. Gellerstedt’s mid-year promotion and his limited tenure in the role.

All of our employees, including our NEOs, are employed “at-will.” Other than a 401(k)/retirement savings plan, we do not have a pension plan or deferred compensation program for any of our employees, including our NEOs. Rather, we focus on providing short and long-term cash compensation and long-term equity-based awards in amounts necessary to retain our NEOs and to allow them to provide for their own retirement. However, we have typically made annual discretionary contributions to our 401(k)/retirement savings plan for the benefit of all employees meeting certain service requirements. In addition, certain key employees, including our NEOs, are provided benefits under Change in Control Severance Agreements. These agreements are discussed below under “Severance Policy, Retirement and Change in Control Agreements.”

NEOs for 2009

Our NEOs for 2009 are Lawrence L. Gellerstedt, III — President and Chief Executive Officer; Craig B. Jones — Executive Vice President and Chief Investment Officer; James A. Fleming — Executive Vice President and Chief Financial Officer; Steve V. Yenser — Executive Vice President, Retail Leasing and Asset Management; and R. Dary Stone — Vice Chairman of the Company. In addition, Thomas D. Bell, Jr. and Daniel M. DuPree are NEOs for 2009. During 2009, Mr. Bell was our Chairman and Chief Executive Officer. Mr. Bell retired as of July 1, 2009. During 2009, Mr. DuPree served as our President & Chief Operating Officer and then as our Vice Chairman. In March 2009, Mr. DuPree resigned from the Company.

The real estate environment in 2009 was very difficult and it impacted both our Company performance and the performance-based awards earned by our executives in 2009. In response to our performance and the economic environment in which we operated, the Compensation Committee made the following key decisions during 2009: (1) to make no changes to base salaries of our NEOs, other than increases attributable to promotions or significant changes in responsibilities; (2) to not make any annual incentive cash awards to our NEOs; (3) to terminate personal use of Company aircraft by our Chief Executive Officer, or any other employee, and then to sell the aircraft and our interest in a hangar used in our aviation operations; and (4) to reduce the annual discretionary contribution to our Retirement Savings Plan for all employees from the historical 10% to 5% of eligible compensation.

Notwithstanding the Company’s performance and the real estate market conditions, the Compensation Committee did take steps in 2009 to incentivize and retain our executive talent, including our NEOs, by granting a new cash-based performance conditioned long-term incentive award that is tied to stock value creation over a minimum of three years, as discussed in more detail below. In addition, in February 2010, with respect to 2009 compensation, the Compensation Committee took further steps to incentivize and retain our executive talent, by granting long-term, equity-based compensation, a significant portion of which is subject to future performance conditions related to total stockholder return and to the reduction of Company debt relative to net income, as adjusted for certain items, as discussed in more detail below. In each case, these long-term cash and equity awards are structured to fit within our overall compensation strategy and to align the interests of our executives with those of our stockholders.

Compensation Review Process

Peer Group Analysis

The Compensation Committee evaluates NEO compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and operating strategies. For purposes of making decisions regarding 2009 compensation, the Compensation Committee engaged Towers Perrin (now Towers Watson) to compile data from three primary sources: (1) the 2008 National Association of Real Estate Investment Trusts (“NAREIT”) survey, (2) the 2008 Mercer Real Estate Survey and (3) a “custom cut” peer group of 11 companies with similar business activities, strategies and asset classes.

We have no input regarding the companies included in the NAREIT or Mercer surveys. Management did select the 11 companies in the “custom cut” peer group for use by the Compensation Committee in its discretion. For 2009, the custom cut group companies were:

• Boston Properties, Inc.	• Federal Realty Investment Trust	• Macerich Company
• Colonial Properties Trust	• Forest City Enterprises	• Post Properties, Inc.
• Developers Diversified Realty Corporation	• Highwoods Properties, Inc.	• Regency Centers Corporation
• Duke Realty Corporation	• Kimco Realty Corporation

There were no changes to the peer group from 2008.

The NAREIT survey is conducted annually and collects compensation information for executive and non-executive positions exclusively for REITs. In addition to the total sample of all 99 companies in the NAREIT survey, the Compensation Committee considered data for the 30 companies in the survey with a total market capitalization of $1 billion to $3 billion (as of the time of the survey) and data for the 22 companies in the survey with a total market capitalization of $3 billion to $6 billion (as of the time of the survey). The NAREIT survey is used to provide the Compensation Committee with a broad view of the competitive labor market.

The Compensation Committee also uses a survey conducted bi-annually by Mercer Consulting, which focuses on businesses in the real estate development industry. The Mercer survey includes companies that are not REITs, as well as privately held companies.

For 2009 compensation decisions for our NEOs, the Compensation Committee considered data from each survey, but the primary data reference for all NEOs except Mr. Gellerstedt was generally the total sample of all companies in the NAREIT survey. With respect to Mr. Gellerstedt, his initial 2009 compensation was determined while he was our Chief Development Officer and the Compensation Committee used primarily the Mercer survey data to determine his 2009 compensation because the committee believed it provided a better comparison role. When Mr. Gellerstedt subsequently became our President and Chief Operating Officer in February 2009 and then became our Chief Executive Officer in July 2009, the Compensation Committee revised the comparable data to make adjustments to his compensation, in each case focusing on the NAREIT total sample.

Performance Review, Role of Management and Compensation Consultants

The Compensation Committee evaluates Company and individual performance when making compensation decisions with respect to our NEOs. In making decisions regarding executive officer compensation, the Compensation Committee considers recommendations from our CEO with respect to each of the other executive officers. These recommendations are based upon the CEO’s analysis of each executive officer’s performance and contributions. However, the Compensation Committee retains the right to act in its sole and absolute discretion. In addition, representatives of Towers Perrin will from time to time attend Compensation Committee meetings and provide guidance regarding interpreting the competitive compensation data and trends in the marketplace.

Components of Compensation

As described in more detail below, the total compensation opportunity for our NEOs in 2009 incorporated four primary components: a base salary, annual incentive cash award, a cash long-term incentive award (or “Cash LTI Award”), a long-term incentive equity award (or “LTI”) and certain benefits and perquisites.

Base Salary

The Compensation Committee, at its December 5, 2008 meeting, determined the 2009 base salaries for our NEOs. The Compensation Committee views base salary as the foundation of our compensation program. The Compensation Committee makes base salary decisions based on the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the peer groups discussed previously. No particular weight is assigned to each factor. Based on its review, the Compensation Committee determined that the base salaries of all of our NEOS were generally appropriate and were not increased for 2009 except to the extent that an NEO was promoted or assumed additional responsibilities. In that regard, Mr. Gellerstedt’s base salary was increased in February 2009 from $350,000 to $375,000 in connection with his becoming our President and Chief Operating Officer. When Mr. Gellerstedt subsequently became our Chief Executive Officer in July 2009, his base salary was further increased to $500,000. Mr. Yenser’s base salary was increased from $308,397 to $325,000 as a result of his promotion to Executive Vice President as of January 1, 2009. The annual base salaries of our NEOs for 2008 and 2009 were as follows (with Mr. Gellerstedt’s 2009 annual base salary in the table below reflecting the two adjustments described above):

	2008	2009
	Base Salary	Base Salary

Lawrence L. Gellerstedt, III	$350,000	$500,000
Craig B. Jones	$350,000	$350,000
James A. Fleming	$320,000	$320,000
Steve V. Yenser	$308,397	$325,000
R. Dary Stone	$300,000	$300,000
Thomas D. Bell, Jr.	$650,000	$650,000
Daniel M. DuPree	$400,000	$400,000

Annual Incentive Cash Award Opportunity

Our NEOs each have an opportunity to earn an annual incentive cash award. This award is designed to reward annual corporate performance, as well as to encourage and reward individual achievement during the year. The Compensation Committee established a 2009 target incentive cash award opportunity for each NEO following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the peer groups discussed previously. No particular weight was assigned to each factor. The annual incentive cash award opportunity target and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year.

The determination of the actual annual incentive cash award paid to an executive officer is not entirely formulaic. The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, considers all facts and circumstances when evaluating individual executive’s performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions. With respect to Dary Stone, in July 2009, he reduced his role to part-time and, as a result, he is not eligible to earn an annual incentive cash award or a long-term incentive equity award. For 2009, the target annual incentive cash awards for our NEOs were as follows:

	2009 Target Annual
	Incentive Cash Awards
	% of Base Salary	Dollar Amount

Lawrence L. Gellerstedt, III	105%	$525,000
Craig B. Jones	100%	$350,000
James A. Fleming	90%	$288,000
Steve V. Yenser	80%	$260,000

2009 Annual Incentive Cash Award

The Compensation Committee, at its February 16, 2009 meeting, adopted performance goals for the Company for 2009. These performance goals were adopted following a review of our annual business plan and budget for the year. The Compensation Committee assigned each goal a weight of relative importance. The following were the annual incentive cash award performance goals for 2009:

1. Funds from Operations.  The Compensation Committee established a “Funds from Operations” (or “FFO”)1 goal of $1.00 per share. The Compensation Committee believes that FFO is an appropriate measure of corporate performance when it is properly adjusted for activities related to our development and capital recycling strategies. The FFO goal was weighted to be 35% of the overall goals.

2. Gross Square Footage Leased.  We believe one of our core competencies is to lease property. We expect each project to achieve near capacity occupancy after a pro forma lease-up period following completion of construction or acquisition. In that regard, the Compensation Committee established a 2009 goal for us to lease 700,000 gross square feet in our office portfolio and 400,000 gross square feet in our retail portfolio, with the aggregate office and retail leasing goals representing 35% of the overall goals. In addition, for 2009 the Compensation Committee set a goal for us to lease 1,232,640 square feet of space in our industrial portfolio and/or to sell our completed industrial projects, and this goal represented 5% of the overall goals. These leasing goals for 2009 took into account overall market conditions.

3. Profits from Residential Lot, Condominium and Tract Sales.  Another goal established by the Compensation Committee for 2009 was for us to recognize (A) $4,142,000 of profits from the sale of residential lots, (B) $2,002,000 of profits from condominium sales and (C) $10,026,000 of profits from outparcel and tract sales. These profit goals represented 15% of the overall goals.

4. Investments and Acquisitions.  The final goal established by the Compensation Committee for 2009 was for us to deploy $100,000,000 of capital for new investments and acquisitions. This goal took into account our investment and development capacity, our development pipeline and the status of the real estate cycle. This goal represented 10% of the overall goals.

The Compensation Committee believed that the performance goals and the weighting of each for the 2009 annual incentive cash awards were aggressive and appropriate given our business strategy, historic performance and the current real estate market and that, if met then the Company would have had a good year.

The Compensation Committee, at its January 28, 2010 meeting, evaluated our performance against these goals and determined that, while we had substantially met our office and retail leasing goals, we had materially

1 For the definition of FFO, please see our Annual Report on Form 10-K for the year ended December 31, 2009 that forms part of our 2009 Annual Report and is also available at www.sec.gov or on the Investor Relations page of our website at www.cousinsproperties.com.

underperformed against our goals for FFO, industrial leasing, profits from sales and investments and acquisitions. As a result, the Compensation Committee determined that we did not sufficiently meet the overall performance goals to support an annual incentive cash award for 2009. Therefore, no annual incentive cash awards were paid for 2009.

Special Cash Bonus Award to Mr. Stone

The Compensation Committee, at its meeting on January 28, 2009, awarded Mr. Stone a special $150,000 bonus for 2008 to acknowledge his role in our receipt during 2008 of a $13.5 million fee, before commissions and taxes, from the sale of property by a third-party client. We expect to receive additional fees in the future with respect to the sale of the property. Also at the January 28, 2009 meeting, the Compensation Committee awarded Mr. Stone a second special bonus of $150,000 for 2009, provided he remained our employee until 2010. The 2009 special bonus was paid in February 2010. In addition, at the January 28, 2009 meeting, the Compensation Committee awarded Mr. Stone a third special bonus of $200,000 for 2015, payable on February 28, 2016, provided that the amount of such special bonus will be reduced in the same proportion that certain future amounts received by us from the sale of the property are less than anticipated. The third special bonus is not conditioned upon Mr. Stone’s continued employment with us.

2010 Annual Incentive Cash Award Targets

The Compensation Committee, at its meeting on December 7, 2009, established the 2010 target annual incentive cash awards for our NEOs, expressed as a percentage of base salary and also expressed as a dollar amount in the table below. The 2010 target annual incentive cash awards for our NEOs were not adjusted from the 2009 amounts. As discussed previously, Mr. Stone is not eligible for an annual incentive cash award.

	2010 Target Annual
	Incentive Cash Awards
	% of Base Salary	Dollar Amount

Lawrence L. Gellerstedt, III	105%	$525,000
Craig B. Jones	100%	$350,000
James A. Fleming	90%	$288,000
Steve V. Yenser	80%	$260,000

The Compensation Committee, at its meeting on February 15, 2010, established the performance goals for 2010 annual incentive cash awards. The 2010 performance goals are comprised of (1) FFO — 35% of the overall goals, (2) gross square footage leased in our office and retail portfolios — 35% of the overall goals, (3) gross square footage leased in our industrial portfolio — 5% of the overall goals, (4) gross proceeds from residential lot, condominium and tract sales — 15% of the overall goals and (5) gross fees from third parties — 10% of the overall goals. The Compensation Committee considers these goals to be aggressive and appropriate given our business strategy, historic performance and the current real estate market and that, if met then the Company would have had a good year.

2009 Cash Long-Term Incentive Awards

The Compensation Committee, at its meetings on February 16, 2009, March 18, 2009 and May 12, 2009, evaluated the current long-term incentive compensation in place for our key executives, including our NEOs, and determined that the outstanding awards did not provide sufficient competitive performance or retention incentives. As a result, the Compensation Committee, at its meeting on May 12, 2009, approved Cash LTI Awards for certain key executives, including our NEOs. Each Cash LTI Award was sized for each executive so that total long-term incentive compensation, including this award and other equity-based awards, would reach the 75th percentile of the applicable competitive peer group data, if the maximum funding thresholds were achieved. Each Cash LTI Award vests as of the earliest testing date, if any, on which the “value” of a share of Company common stock has appreciated to a specified level as of the first testing date that the funding threshold has been satisfied. For this purpose, the “value” of our common stock is determined, both on the grant date and as of each testing date, based on the average of the closing price on each trading day during the 30-calendar day period ending on the testing date.

The testing dates are generally May 12, 2012, May 12, 2013 and May 12, 2014. In order for the Cash LTI Awards to vest, the value of our common stock must increase to at least $11.95 as of May 12, 2012, or to $13.38 as of May 12, 2013 or to $14.99 as of May 12, 2014. Once the funding threshold has been satisfied, and a payment made, the award terminates and no future payouts will occur. If the stock value vesting condition has not been met as of May 12, 2014 (the latest possible testing date) or, except as described below following a change in control, if the employee terminates employment before this vesting condition is met on a testing date, the Cash LTI Award is automatically forfeited.

Each executive’s Cash LTI Award specifies an award amount equal to a percentage share of “Stock Value Creation” as of the applicable testing date, subject to a maximum amount. For this purpose, “Stock Value Creation” is defined as an amount, expressed in dollars, equal to the aggregate appreciation in the value of all Company common stock beginning on May 12, 2009 and ending on the applicable testing date less the net proceeds received by us, if any, from the issuance of Company common stock during such period. Each NEO’s percentage share of Stock Value Creation and the maximum award amount assuming a value of our common stock of $11.95 as of May 12, 2012, the first testing date, are as follows:

		Maximum
		Payout
		Assuming a
	Percentage	Value of
	Share of	Common
	Stock Value	Stock of
	Creation from	$11.95 as of
	May 12,	May 12,
	2009	2012

Lawrence L. Gellerstedt, III	0.575%	$2,300,000
Craig B. Jones	0.390%	$1,560,000
James A. Fleming	0.355%	$1,420,000
Steve V. Yenser	0.260%	$1,040,000
R. Dary Stone	0.220%	$880,000

Following a change in control, each Cash LTI Award is subject to accelerated vesting if it is not continued, or if the executive’s employment with us is terminated without cause or the executive resigns for good reason within two years. However, the stock value vesting condition must be met on the date of change in control, termination or resignation following a change in control.

The Compensation Committee has discretion to: (1) adjust a Cash LTI Award amount up or down as is necessary so that the executive’s overall long-term incentive compensation under all Company plans and programs is consistent with the objectives of such plans and programs, as well as our overall compensation objectives, (2) in connection with a change in control, reduce a Cash LTI Award amount to the extent of any amounts paid under a severance arrangement with the executive that is not available to all employees, (3) adjust the Cash LTI Award in the event of any change in capitalization of the Company, (4) adjust the vesting condition or Stock Value Creation requirement as a result of a change in control and (5) amend or terminate the Cash LTI Award at any time.

Long-Term Incentive Equity Awards

Our LTI program is intended to provide an incentive to our executives for the creation of value and the corresponding growth of our stock price over time. The ultimate goal of equity-based compensation is to encourage executives to act as equity owners. We believe equity-based compensation plays an essential role in retaining and motivating our NEOs by providing incentives that are linked to our long-term success and increasing stockholder value. The Compensation Committee grants, or has granted in the past, stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”) under our LTI program.

Stock Options and Stock Appreciation Rights

The Compensation Committee believes that a meaningful portion of our equity-based compensation should be in the form of stock options or SARs, which reward stock price growth more directly than full value stock awards, such as restricted stock and RSUs. The Compensation Committee believes that stock options and SARs provide a significant link between the executive and our goal of maximizing stockholder value, as the award will have value only if the market value of our stock increases above the exercise price.

Stock options and SARs (i) are issued with an exercise price equal to the closing market price on the grant date, (ii) vest ratably over the four-year period beginning on the grant date and (iii) expire 10 years from the grant date. The vesting requirement creates an incentive for an executive to remain employed with us. Stock options and SARs do not include dividend equivalents or any reload grant features, but they are adjusted as a result of special dividends. Stock options and SARs are valued using the Black-Scholes method for purposes of determining the number of options or SARs granted to a particular NEO and the contribution of the grant to his total compensation.

Restricted Stock

Full value equity awards, such as restricted stock, do not reward stock price growth to the same extent as stock options and SARs. Nevertheless, the Compensation Committee believes that full value awards are an effective compensation tool because the current value of the award is more visible to the executive, creates an interest that encourages executives to think and act like stockholders and serves as a competitive retention vehicle. Restricted stock granted prior to 2010 generally vested ratably over four years. In contrast, the restricted stock granted in 2010 “cliff” vests on the third anniversary of the grant date. Also, holders of restricted stock generally receive all regular and special dividends declared with respect to our common stock.

Restricted Stock Units

An RSU is a bookkeeping unit that is essentially the economic equivalent of one share of restricted stock, the difference being that upon vesting the RSU is settled in cash. Beginning with the RSU grants in 2009, upon vesting each RSU will pay a cash amount equal to the 30-calendar day average closing price of our common stock for the period ending on the vesting date. For RSUs granted prior to 2009, each RSU pays an amount equal to the closing price of our common stock on the vesting date. Also, holders of RSUs generally receive dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock. The Compensation Committee periodically issues cash settled RSUs as a portion or the entire full value component of LTI, after considering levels of stockholder dilution since the RSU awards do not result in additional dilution to existing stockholders. RSUs granted prior to 2010 generally vest ratably over four years following the grant. The performance conditioned RSUs granted in 2010 generally “cliff” vest in three years, as described in more detail below.

2009 LTI Targets

The Compensation Committee, at its February 16, 2009 meeting, established the target dollar amount of LTI awards for our NEOs for 2009. The Compensation Committee established a 2009 LTI target for each NEO following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the peer groups discussed previously. The Compensation Committee utilizes a dollar amount as a target, rather than a number of shares, options or RSUs so as to neutralize the impact of stock price volatility and permit our equity-based compensation to be budgeted with greater accuracy. The Compensation Committee views LTI as an essential component of annual compensation of our NEOs and, as a result, the committee does not consider prior grants when making current year determinations. The target 2009 LTI awards for our NEOs are included in the table under “2009 LTI Awards” below. With respect to Dary Stone, as discussed previously, he was not eligible to receive an LTI award for 2009.

LTI Grant Practices

Prior to 2008, for at least 10 years, we granted LTI awards to key employees at a regularly scheduled meeting of the Compensation Committee in November or December of each year, in anticipation of our fiscal year ending December 31 and at the same time as annual incentive cash awards were evaluated. Beginning with the 2008 compensation period, we made the LTI decisions in February 2009. We continued this timing for awards with respect to the 2009 compensation period, making LTI decisions in February 2010. We anticipate granting LTI awards in February of each year for the foreseeable future.

We do not have any program, plan or practice that coordinates the grant of equity awards with the release of material information. We generally do not grant options to newly hired employees.

LTI Performance Goals and 2009 LTI Grants

In 2006, the Compensation Committee established three performance factors for purposes of evaluating whether to grant LTI awards: (1) “total stockholder return” over various time periods, both on an absolute basis and relative to the MSCI US REIT Index, (2) development starts and investments over time and (3) “value creation” over time. The Compensation Committee, at its meeting on February 15, 2010, reviewed these factors and determined that these factors were no longer appropriate in the current real estate environment. Rather, the Compensation Committee believes that in the current real estate environment it is more appropriate to make regular LTI awards at 100% or more of target levels, with a meaningful portion of such awards being subject to future performance vesting conditions.

At its meeting on February 15, 2010, the Compensation Committee granted LTI to our NEOs at 100% of the 2009 target value using a mix of 25% options, 37.5% time vested restricted stock and 37.5% performance conditioned RSUs (“Performance RSUs”). The time vested restricted stock is primarily intended to be a retention tool, but only represents 37.5% of the total value of the 2009 LTI award to each NEO. The balance of the LTI award is performance conditioned. With respect to the stock option grant, the value of the award is directly contingent on the appreciation in the value of our stock. In the case of the Performance RSU grant, the award only has value if we achieve the performance measures described below.

•	One half the value of each Performance RSU award, as determined on the date of grant, is subject to a condition that total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2010 through December 31, 2012 be equal to 100% of the median TSR of the companies in the MSCI US REIT Index (“RMZ”) as of January 1, 2010. This goal is evaluated on a sliding scale. TSR at or below the 35th percentile of the companies in the RMZ would result in no payout, TSR at the 50% percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are prorated between levels, subject to the 200% maximum.

•	The other half of the value of the Performance RSU award, as determined on the date of grant, is conditioned upon a targeted reduction in the ratio of our “Total Debt” (net of any cash on hand) to trailing 12-month “Consolidated EBITDA” from the current level of approximately 7:1 to 5.5:1 by the end of 2012. Performance against this metric is also evaluated on a sliding scale. A ratio of 6.25:1 or higher would result in no payout, a ratio of 5.5:1 would result in 100% payout, and 4.5:1 would result in 200% payout. Payouts are prorated between levels, subject to the 200% maximum. The Total Debt and Consolidated EBITDA calculations would be based on the definitions used in our current bank credit facility, but would be adjusted to eliminate any increase in the ratio to the extent such increase is attributable to new investments or assets acquired after the beginning of the three-year performance period.

•	Dividend equivalents are not paid currently on the Performance RSUs. Rather, upon satisfaction of the vesting conditions, if at all, the dividend equivalents on the vested Performance RSUs are determined and paid on a cumulative, reinvested basis over the term of the award, based on the ultimate payout. For example, if the payout of a Performance RSU at vesting equaled 200% of target, such amount would include dividend equivalents on shares at 200% of target on a reinvested basis over the three-year performance period.

The number of stock options, restricted stock and performance conditioned RSUs granted by the Compensation Committee to our NEOs for 2009 are set forth in the table below. The grants for 2009 were made on February 15, 2010 and, therefore, are not included in the Grants of Plan Based Awards in 2009 or the Outstanding Equity Awards at 2009 Fiscal Year End tables that follow this Compensation Discussion and Analysis. The value of the awards for purposes of determining the number of stock options, restricted shares and Performance RSUs granted to each NEO was determined using our average stock price over a 30-calendar day period ending on February 10, 2010. The actual grant to an NEO for each component of the 2009 LTI Award was rounded to the nearest whole unit. The exercise price of the stock options granted was the closing price on February 12, 2010 since the New York Stock Exchange was closed on February 15, 2010 in observance of Presidents Day. As discussed previously, Dary Stone was not eligible for an LTI award for 2009.

	2009 LTI Awards
	Actual LTI				# of
	Award		# of		EBIDTA
	Value		Restricted	# of	RSUs
	(100% of	# of Options	Shares	TSR RSUs	Granted
	Target)	Granted(1)	Granted(2)	Granted(3)	(4)

Lawrence L. Gellerstedt, III	$800,000	67,114	38,810	13,477	19,405
Craig B. Jones	$425,000	35,654	20,618	7,160	10,309
James A. Fleming	$350,000	29,362	16,979	5,896	8,490
Steve V. Yenser	$200,000	16,779	9,702	3,369	4,851

(1)	25.00% of award value at $2.98 per share.
(2)	37.50% of award value at $7.73 per share.
(3)	18.75% of award value at $11.13 per unit.
(4)	18.75% of award value at $7.73 per unit.

2010 LTI Targets

The Compensation Committee, at its meeting on February 15, 2010, established the target 2010 LTI awards, expressed as a dollar amount, for each of our NEOs following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the peer groups discussed previously. The 2010 LTI targets for our NEOs were not adjusted from 2009. As discussed previously, Mr. Stone is not eligible for an LTI grant for 2010.

2010 LTI
Target

Lawrence L. Gellerstedt, III	$800,000
Craig B. Jones	$425,000
James A. Fleming	$350,000
Steve V. Yenser	$200,000

Benefits and Perquisites

To remain competitive in the market, we provide certain benefits and perquisites to our NEOs. These include health, life and disability insurance premiums paid by us on behalf of our NEOs, certain club membership dues and contributions to our 401(k)/retirement savings plan. In addition, our former CEO was permitted to use the Company aircraft for personal use, the cost of which was borne by us. Following the retirement of Mr. Bell, the Compensation Committee determined that personal use of Company aircraft by our CEO, or any other employee, would no longer be permitted. We also paid the travel expenses of our former CEO, including the cost of using the Company aircraft, to attend meetings related to his service on boards of other companies. We do not pay the travel expenses of our current CEO to attend meetings related to his service on boards of other companies. The Compensation Committee has reviewed the benefits and perquisites provided to our NEOs in 2009 and determined that they are appropriate. Additional information on the aggregate incremental cost to us of providing these benefits and perquisites to our NEOs in 2009 is shown in the Summary Compensation Table for 2009 below.

Retirement of Thomas D. Bell, Jr.

Thomas D. Bell, Jr. retired as our Chairman of the Board and Chief Executive Officer, and as a Director, effective July 1, 2009. We entered into a Retirement Agreement and General Release with Mr. Bell (the “Bell Retirement Agreement”) with respect to his retirement. Pursuant to the Bell Retirement Agreement, Mr. Bell received a lump sum payment of $650,000, equivalent to one year’s base salary, all of his stock options, shares of restricted stock and RSUs were vested as of his retirement date, and his stock options were modified to permit Mr. Bell the right to exercise the options through the original stated term of the options. In addition, we agreed to reimburse Mr. Bell for the cost of COBRA health insurance benefits for up to one year after his retirement. Mr. Bell agreed to certain non-disclosure, non-solicitation and standstill provisions, and the agreement also contains a general release and other customary terms and conditions. The lump sum payment and the COBRA benefits are included in “All Other Compensation” as “Separation Costs” in the Summary Compensation Table for 2009 and the fair value of the modification of Mr. Bell’s option awards is included in “Option Awards” in the Summary Compensation Table for 2009.

Stock Ownership Guidelines and Insider Trading Policy

Our Corporate Governance Guidelines include stock ownership guidelines for our executive officers. Generally, these guidelines require the executive officers to maintain ownership of our stock with a value equal to the following multiple of his or her base salary:

Title	Multiple

CEO	4	x
Vice Chairman	3	x
Executive Vice Presidents	2	x
Other executive officers	1	x

The guidelines are consistent with our belief that our executive officers’ interests should be aligned with those of our stockholders and our expectation that executive officers maintain a significant level of investment in our Company. The following count toward the executive officer stock ownership requirements:

•	shares purchased on the open market;

•	shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly;

•	restricted stock and RSUs received pursuant to our LTI plans, whether or not vested; and

•	shares held in trust for the benefit of the officer or his or her immediate family, or by a family limited partnership or other similar arrangement.

Existing executives have five years from the adoption of the guidelines in 2006 to accumulate the required shares. New executives are allowed five years from the date of election, promotion to executive officer, or commencement of employment as an executive officer to accumulate the required shares. The Chairman of the Compensation Committee may approve exceptions to the guidelines from time to time as he or she deems appropriate.

Our insider trading policy does not permit trading in our securities on a short-term basis, purchases of our stock on margin, short sales or trading puts or calls with respect to our stock.

Severance Policy, Retirement and Change in Control Agreements

We provide severance benefits to all employees, including our NEOs, following termination of employment by us other than for “cause.” In general, the severance benefit payable is an amount equal to the employee’s weekly pay times the sum of the number of his or her years of service plus four.

The 1999 Incentive Stock Plan (as amended, the “1999 Plan”), the 2009 Incentive Stock Plan (the “2009 Plan”) and the 2005 Restricted Stock Unit Plan (as amended, the “RSU Plan”) generally provide for accelerated vesting of awards upon a “change in control” if the plan is not continued or assumed. Under the 2009 Plan and the RSU Plan, even if one or both of these plans are continued or assumed, the awards vest if the employee is terminated or resigns for good reason within two years of the change in control. In contrast, for grants under our 1999 Plan and grants under the RSU Plan prior to its amendment in 2009, if either plan is continued or assumed after the change in control, accelerated vesting occurs in the event a participant’s employment is terminated for any reason (including voluntary resignation) during the two-year period following the change in control. With respect to the performance conditioned RSUs granted in 2010, if accelerated vesting occurs as a result of a change in control, then the payout amount is at the target award amount. With respect to the performance conditioned RSU granted to Mr. Gellerstedt on February 20, 2006, upon a change in control, the Compensation Committee will in its discretion either (1) adjust in an equitable manner these RSUs and the underlying performance conditions and the adjusted RSUs will remain outstanding, or (2) adjust the number of RSUs and the underlying performance conditions to reflect the periods of the original vesting period that have lapsed from the grant date to the change in control date and, if the adjusted performance conditions are met, vest the adjusted number of RSUs. Our NEOs participate in the 1999 Plan, the 2009 Plan and the RSU Plan on the same terms as our other key employees. The Compensation Committee believes that the accelerated vesting of outstanding equity awards following a change in control is a customary and reasonable component of an equity incentive program.

In general, an employee will forfeit any unvested LTI grants upon termination of employment for any reason other than following a change in control. However, stock options and RSUs, other than Performance RSUs, vest upon retirement of the employee if the employee is at least 60 years of age and the sum of the employee’s whole years of age plus whole years of service equals at least 65 (collectively, the “Rule of 65”). With respect to the performance conditioned RSUs granted in February 2010, the Rule of 65 applies to waive any continuing service requirement but does not waive any performance condition. The Rule of 65 does not apply to restricted stock awards. The Compensation Committee adopted the Rule of 65 to provide a further incentive for long-term employment, as well as to recognize that options and RSUs are part of annual compensation and, if an employee retired after satisfying certain age and service requirements, then he or she should get the benefit of outstanding options and RSUs. The Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.

In addition, each of our NEOs is a party to a Change in Control Severance Agreement (the “Severance Agreement”), which provides the NEOs with an additional severance benefit in the event that his employment is terminated under certain circumstances following a “change in control,” often referred to as a “double trigger.” The Compensation Committee approved the Severance Agreements at its meeting on August 13, 2007. On May 12, 2009, the Compensation Committee approved an amendment to the form of the Severance Agreements to make certain clarifications with respect to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and to conform the definition of change in control in the Severance Agreements to correspond to the definition of change in control contained in the 2009 Plan that was approved by stockholders at the Annual Meeting held on the same date. The Compensation Committee viewed these amendments as administrative in nature, and not designed to increase the amount of potential severance payments to the executive officers. The Compensation Committee believes that the cash severance and other benefits provided to each NEO pursuant to his Severance Agreement is a customary and reasonable component of a plan to keep our NEOs focused on the interests of the stockholders in the event of a potential strategic transaction. The amount of the estimated payments to each NEO assuming retirement, severance or a change in control and a qualifying termination of employment as of December 31, 2009 are set forth in the Potential Payments Upon Termination, Retirement or Change in Control table below.

Tax Implications of Executive Compensation

For 2009, Section 162(m) of Code did not limit our aggregate deductions for compensation paid to certain executive officers. However, from time to time, our deductions have been limited by Code Section 162(m) primarily because certain elements of our compensation program generally are not considered paid under a predetermined objective performance plan meeting certain requirements, and, in addition, we historically have not met other exceptions that would permit a deduction. The exception to this treatment is compensation resulting from the exercise of stock options, which qualify for a deduction. While we are mindful of the impact of the deduction limitation, we feel that our NEO compensation is structured in an appropriate manner. In light of our current pay levels and practices applicable to NEOs, we do not believe that the tax deduction limitation of Section 162(m) would, if applicable, in the aggregate, have a material impact on our financial results.

Committee Report on Compensation

The Compensation, Succession, Nominating and Governance Committee is responsible for, among other things, setting and administering the policies that govern executive compensation, establishing the performance goals on which the compensation plans are based and setting the overall compensation principals that guide the committee’s decision-making. The Compensation, Succession, Nominating and Governance Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and the discussions with management, the Compensation, Succession, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2010 proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION, SUCCESSION, NOMINATING
AND GOVERNANCE COMMITTEE

James H. Hance, Jr., Chairman
Erskine B. Bowles
James D. Edwards
William B. Harrison, Jr.
William Porter Payne

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

Summary Compensation Table for 2009

The following table sets forth information concerning total compensation for our NEOs for 2009, 2008 and 2007.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation
	Year	Salary	(1)	(2)	(3)	(4)	(5)	Total

Lawrence L. Gellerstedt, III	2009	$432,565	$—	$124,565	$107,295	$—	$12,940	$677,365
President & Chief	2008	$350,000	$—	$—	$—	$212,800	$23,690	$586,490
Executive Officer	2007	$331,502	$—	$127,273	$176,468	$376,380	$23,190	$1,034,813
Craig B. Jones	2009	$350,000	$—	$124,565	$107,295	$—	$13,540	$595,400
Executive Vice President &	2008	$350,000	$—	$—	$—	$224,000	$24,290	$598,290
Chief Investment Officer	2007	$340,000	$—	$127,273	$176,468	$306,000	$57,790	$1,007,531
James A. Fleming	2009	$320,000	$—	$95,257	$82,050	$—	$12,940	$510,247
Executive Vice President &	2008	$320,000	$—	$—	$—	$184,320	$23,690	$528,010
Chief Financial Officer	2007	$320,000	$—	$97,321	$134,945	$244,800	$22,950	$820,016
Steve V. Yenser	2009	$325,000	$—	$40,631	$35,000	$—	$12,700	$413,331
Executive Vice President — Retail	2008	$308,397	$—	$—	$—	$138,162	$23,450	$470,009
Leasing & Asset Management	2007	$302,350	$—	$41,564	$57,557	$150,800	$22,950	$575,221
R. Dary Stone	2009	$300,000	$150,000	$102,580	$88,361	$—	$27,792	$668,733
Vice Chairman of the	2008	$300,000	$150,000	$—	$—	$211,200	$38,101	$699,301
Company	2007	$300,000	$—	$104,786	$145,322	$280,500	$37,254	$867,862
Thomas D. Bell, Jr.	2009	$335,000	$—	$395,673	$1,960,718 (6)	$—	$731,667	$3,423,058
Former Chairman of the	2008	$650,000	$—	$—	$—	$520,000	$111,977	$1,281,977
Board & Chief Executive Officer	2007	$650,000	$—	$404,306	$560,535	$690,625	$255,576	$2,561,042

Daniel M. DuPree	2009	$105,258	$—	$234,468	$201,969	$—	$330	$542,025
Former Vice Chairman of	2008	$400,000	$—	$—	$—	$294,400	$24,320	$718,720
the Company	2007	$375,000	$—	$239,616	$332,167	$350,625	$48,820	$1,346,228

(1)	Represents discretionary bonuses awarded to Mr. Stone in recognition of his role in the Company’s receipt of fees from the sale of property by a third party client. See “Compensation Discussion and Analysis — Special Cash Bonus Award to Mr. Stone.”

(2)	This column reflects the aggregate grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“Topic 718”), and the aggregate grant date fair value of RSUs granted during the applicable year. The grant date fair value is the number of shares of restricted stock or RSUs granted multiplied by the closing stock price on the grant date. For the 2009 RSU grants, the closing stock price on the February 16, 2009 grant date was $8.35. For the 2007 restricted stock grants, the closing stock price on the December 11, 2007 grant effective date was $23.04. No grants were made during 2008. The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will vary from the grant date fair value. The ultimate value of the award to the NEO is determined based on the closing stock price on the vesting date for restricted stock and RSUs granted prior to February 1, 2009 and the 30-calendar day average closing stock price ending on the vesting date for RSUs granted after that date. See footnote 2 of the Option Exercises and Stock Vested in 2009 table for valuation of shares of restricted stock and RSUs that vested in 2009.

(3)	This column reflects the aggregate grant date fair value, computed in accordance with Topic 718, of option awards granted during the applicable year. Please refer to Note 7 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a complete description of the Topic 718 valuation. The grant date fair value, computed using the Black-Scholes option pricing model, was $2.14 and $3.6642 for the options granted on February 16, 2009 and December 6, 2007, respectively. No options were granted during 2008.

See footnote 6 below for information about the modification of outstanding stock option awards upon Mr. Bell’s retirement July 1, 2009.

(4)	These amounts reflect the actual annual incentive cash award paid to the NEOs, as determined by the Compensation Committee. No annual cash incentive was awarded for 2009. For a description of the 2009 annual cash incentive award performance goals, see “Compensation Discussion and Analysis.”

(5)	The components of All Other Compensation for 2009 are as follows:

	Retirement	Life
	Savings	Insurance	Separation		Total All Other
	Contribution(A)	Premiums	Costs(B)	Perquisites(C)	Compensation

Lawrence L. Gellerstedt, III	$12,250	$690	$—	$—	$12,940
Craig B. Jones	$12,250	$1,290	$—	$—	$13,540
James A. Fleming	$12,250	$690	$—	$—	$12,940
Steve V. Yenser	$12,250	$450	$—	$—	$12,700
R. Dary Stone	$12,250	$1,290	$—	$14,252	$27,792
Thomas D. Bell, Jr.	$—	$770	$665,975	$64,922	$731,667
Daniel M. DuPree	$—	$330	$—	$—	$330

(A)	We maintain a Retirement Savings Plan for the benefit of all eligible employees. The annual contribution is determined by the Compensation Committee and is allocated among eligible participants. During the first three years of a participant’s employment, contributions vest ratably each year. After a participant has three years of service, all contributions are fully vested. Vested benefits are generally paid to participants upon retirement, but may be paid earlier in certain circumstances, such as death, disability or termination of employment. Messrs. Bell and DuPree were not eligible for the 2009 contribution, as they were not employees of the Company on December 31, 2009.

(B)	Mr. Bell retired July 1, 2009. Pursuant to the Bell Retirement Agreement, Mr. Bell received a lump sum payment of $650,000, equivalent to one year’s base salary, and will be reimbursed for the cost of COBRA health insurance benefits for up to one year after his retirement. All of his unvested stock options, shares of restricted stock and RSUs were vested on July 1, 2009, and the stock options were modified to permit Mr. Bell the right to exercise the options through the stated term of the options. The vesting and extension of the exercise terms of the options resulted in a modification requiring repricing under guidelines in Topic 718. The lump sum payment and COBRA benefits are included above in Separation Costs. See footnote 6 below for the fair value of the modification of the outstanding option awards. Automatic vesting of the restricted stock and RSUs did not result in a modification; see the Option Exercises and Stock Vested in 2009 table for amounts paid to Mr. Bell upon vesting of the restricted stock and RSUs on retirement.

(C)	For Mr. Bell, perquisites include $49,893 for the aggregate incremental cost of his personal use of the Company aircraft. We calculated the aggregate incremental cost for personal use of the aircraft by taking total variable costs, including parts, repairs, maintenance and fuel, and dividing by total yearly engine hours to establish a per-hour rate. This rate is then multiplied by flight hours for personal flights. In addition, perquisites include $15,029 for the aggregate incremental cost associated with repositioning the aircraft in connection with Mr. Bell’s personal use of the aircraft. The table does not include the aggregate incremental cost of his use of the Company aircraft to attend meetings of the board of directors of other companies on which he serves. For Mr. Stone, perquisites include $14,252 of club dues paid on his behalf. We did not provide perquisites to the other NEOs that are above the reporting threshold.

(6)	Pursuant to the Bell Retirement Agreement, all of Mr. Bell’s unvested stock options were vested on July 1, 2009, and the stock options were modified to permit Mr. Bell the right to exercise the options through the stated term of the options. This vesting and extension of exercise terms resulted in a modification of the awards requiring repricing under Topic 718. The fair value of the modifications were determined using the Black-Scholes option pricing model in accordance with Topic 718. The incremental cost for vested options aggregated $733,398, reflecting the difference between the fair value of the vested options immediately prior to modification and the fair value of the options immediately following modification (a Type I modification). Unvested options (a Type III modification) were revalued at their fair value immediately following modification, resulting in an aggregate cost of $886,497. Accordingly, the aggregate grant date fair value of Mr. Bell’s option awards in 2009 is as follows:

		Shares	Weighted
	Year(s)	Underlying	Average Fair	Aggregate
	Granted	Option	Value	Value

2009 option grant (February 16, 2009)	2009	159,263	$2.14	$340,823

Accelerated vesting of grants and extension of terms of outstanding awards:
Incremental cost for vested options	2002 — 2007	1,514,946	$0.48	733,398
Revaluation of unvested options	2005-2007, 2009	383,935	$2.31	886,497

Modification of outstanding awards				1,619,895

Total 2009 option awards valuation				$1,960,718

Grants of Plan-Based Awards in 2009

The following table sets forth information with respect to grants of plan-based awards to each of our NEOs during 2009:

					All Other	All Other
					Stock Awards:	Option Awards:	Exercise or
					Number of	Number of	Base	Grant Date
					Shares of	Securities	Price of	Fair Value of
		Estimated Future Payouts Under			Stock or	Underlying	Option	Stock and
	Grant	Non-Equity Incentive Plan Awards			Units	Options	Awards	Option
	Date	Threshold	Target	Maximum	(#)(1)	(#)(2)	($/Sh)(3)	Awards(4)

Lawrence L. Gellerstedt, III
Annual Incentive Cash(5)		$—	$525,000	$—
Equity LTI Award	02/16/09				14,918	50,138	$8.35	$231,861
Cash LTI Award(6)	05/12/09	$1,017,497	$—	$2,300,000
Craig B. Jones
Annual Incentive Cash(5)		$—	$350,000	$—
Equity LTI Award	02/16/09				14,918	50,138	$8.35	$231,861
Cash LTI Award(6)	05/12/09	$690,129	$—	$1,560,000
James A. Fleming
Annual Incentive Cash(5)		$—	$288,000	$—
Equity LTI Award	02/16/09				11,408	38,341	$8.35	$177,307
Cash LTI Award(6)	05/12/09	$628,194	$—	$1,420,000
Steve V. Yenser
Annual Incentive Cash(5)		$—	$260,000	$—
Equity LTI Award	02/16/09				4,866	16,355	$8.35	$75,631
Cash LTI Award(6)	05/12/09	$460,086	$—	$1,040,000
R. Dary Stone
Annual Incentive Cash(5)		$—	$330,000	$—
Equity LTI Award	02/16/09				12,285	41,290	$8.35	$190,940
Cash LTI Award(6)	05/12/09	$389,303	$—	$880,000
Thomas D. Bell, Jr.(7)
Annual Incentive Cash(5)		$—	$812,500	$—
Equity LTI Award	02/16/09				47,386	159,263	$8.35	$736,496
Cash LTI Award(6)	05/12/09	$2,521,624	$—	$5,700,000
Daniel M. DuPree
Annual Incentive Cash(5)		$—	$460,000	$—
Equity LTI Award	02/16/09				28,080	94,378	$8.35	$436,437
Cash LTI Award(6)	N/A	$—	$—	$—

(1)	These are RSUs granted in 2009 for the 2008 compensation period under the RSU Plan. These awards vest 25% per year on each anniversary of the grant date until they are 100% vested, provided that the NEO has been continuously employed by us through the applicable anniversary date, or upon retirement if the NEO meets the “Rule of 65.” These awards also receive dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock.

(2)	These are stock option awards granted in 2009 for the 2008 compensation period under our 1999 Plan. The options accrue and become exercisable in equal increments on each annual anniversary of the grant date over four years (25% per year), provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the “Rule of 65.”

(3)	The exercise price for each option is the closing stock price on the date of grant.

(4)	The grant date fair value of the RSUs is the number of RSUs awarded multiplied by the grant date closing stock price of $8.35. The grant date fair value of the option awards is the number of options awarded multiplied by the value of the option as computed using the Black-Scholes option pricing model ($2.14).

(5)	These amounts reflect target annual incentive cash amounts for 2009 as set by the Compensation Committee. There is no threshold or maximum amount set for this award. Mr. Bell and Mr. DuPree were no longer eligible for an annual incentive cash award after their departure in July 2009 and March 2009, respectively. Mr. Stone is no longer eligible for an annual incentive cash award due to his conversion to part-time status in July 2009. No annual incentive cash awards were paid for 2009.

(6)	These amounts reflect the threshold and maximum potential payment to the NEOs under the Cash LTI Award granted May 12, 2009. These awards will be earned if our stock price achieves a specified level of growth at the testing dates and if the service requirement is met. The testing dates are generally May 12, 2012, May 12, 2013 and May 12, 2014. If the stock value vesting condition has not been met as of May 12, 2014, or except in certain circumstances following a change in control, if the employee terminates employment before this vesting condition is met on a testing date, the Cash LTI Award is automatically forfeited. Accordingly, Mr. Bell’s Cash LTI Award was forfeited upon his retirement on July 1, 2009. Mr. DuPree resigned prior to the grant of the Cash LTI Awards.

(7)	Pursuant to the Bell Retirement Agreement, Mr. Bell forfeited his rights under the Cash LTI Award and the annual cash incentive award programs. However, his stock awards and option awards were automatically vested and the exercise terms of his option awards were extended through the stated term of the options.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information with respect to all outstanding option and stock awards for each of our NEOs on December 31, 2009.

	Option Awards					Stock Awards
						Number		Equity	Equity
						of		Incentive	Incentive Plan
						Shares	Market	Plan	Awards:
						or Units	Value of	Awards:	Market or
						of Stock	Shares or	Number of	Payout Value
	Number of Securities					that	Units of	Unearned	of Unearned
	Underlying Unexercised		Option	Option	Option	Have	Stock that	Units that	Units that
	Options		Exercise	Grant	Expiration	Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Price	Date	Date	Vested	Vested	Vested	Vested
	(#)(1)	(#)(1)	(1)	(2)	(2)	(#)	(3)	(#)	(4)

Lawrence L. Gellerstedt, III	18,538	—	$26.11	12/09/05	12/09/15
	32,961	10,987	$36.00	12/11/06	12/11/16
	24,080	24,080	$24.27	12/06/07	12/06/17
	—	50,138	$8.35	02/16/09	02/16/19
						19,603	$149,571	109,866 (5)	$838,278
Craig B. Jones	77,265	—	$19.32	12/28/00	12/28/10
	64,269	—	$16.93	11/13/01	11/13/11
	70,605	—	$16.44	11/19/02	11/19/12
	47,228	—	$22.49	12/10/03	12/10/13
	53,284	—	$28.44	12/08/04	12/08/14
	35,595	—	$26.11	12/09/05	12/09/15
	32,961	10,987	$36.00	12/11/06	12/11/16
	24,080	24,080	$24.27	12/06/07	12/06/17
	—	50,138	$8.35	02/16/09	02/16/19
						19,603	$149,571	—	$—
James A. Fleming	29,714	—	$16.44	11/19/02	11/19/12
	16,527	—	$22.49	12/10/03	12/10/13
	21,972	—	$28.44	12/08/04	12/08/14
	19,775	—	$26.11	12/09/05	12/09/15
	24,720	8,240	$36.00	12/11/06	12/11/16
	18,414	18,414	$24.27	12/06/07	12/06/17
	—	38,341	$8.35	02/16/09	02/16/19
						14,893	$113,634	—	$—
Steve V. Yenser	2,946	—	$16.44	11/19/02	11/19/12
	14,464	—	$22.49	12/10/03	12/10/13
	19,775	—	$28.44	12/08/04	12/08/14
	13,397	—	$26.11	12/09/05	12/09/15
	10,638	3,546	$36.00	12/11/06	12/11/16
	7,854	7,854	$24.27	12/06/07	12/06/17
	—	16,355	$8.35	02/16/09	02/16/19
						6,537	$49,877	—	$—
R. Dary Stone	72,125	—	$19.32	12/28/00	12/28/10
	13,684	—	$16.93	11/13/01	11/13/11
	36,059	—	$16.44	11/19/02	11/19/12
	29,255	—	$22.49	12/10/03	12/10/13
	29,663	—	$28.44	12/08/04	12/08/14
	21,752	—	$26.11	12/09/05	12/09/15
	32,961	10,987	$36.00	12/11/06	12/11/16
	19,830	19,830	$24.27	12/06/07	12/06/17
	—	41,290	$8.35	02/16/09	02/16/19
						15,932	$121,562	—	$—
Thomas D. Bell, Jr.(6)	8,654	—	$19.47	08/22/00	08/22/10
	643,191	—	$16.79	01/28/02	01/28/12
	72,125	—	$18.34	05/08/02	05/08/12
	274,902	—	$16.47	01/28/03	01/28/13
	148,766	—	$22.49	12/10/03	12/10/13
	164,249	—	$28.44	12/08/04	12/08/14
	109,755	—	$26.11	12/09/05	12/09/15
	165,000	—	$36.00	12/11/06	12/11/16
	152,976	—	$24.27	12/06/07	12/06/17
	159,263	—	$8.35	02/16/09	02/16/19
						—	$—	—	$—
Daniel M. DuPree(7)	80,578	—	$22.49	12/10/03	12/10/13
	88,441	—	$28.44	12/08/04	12/08/14
	59,326	—	$26.11	12/09/05	12/09/15
	76,908	—	$36.00	12/11/06	12/11/16
	90,652	—	$24.27	12/06/07	12/06/17
	94,378	—	$8.35	02/16/09	02/16/19
						—	$—	—	$—

(1)	In November 2006, we paid a special dividend of $3.40 per share to all common stockholders (the “2006 Special Dividend”). The record date for the 2006 Special Dividend was November 24, 2006. As provided for in the 1999 Plan and the RSU Plan, all outstanding options and unvested performance conditioned RSUs that were awarded before November 24, 2006 were adjusted to account for the effect of the 2006 Special Dividend. The adjustment increased the number of outstanding options by approximately 9.9% and decreased the exercise price of the options by approximately 9.0%.

In November 2004, we paid a special dividend of $7.15 per share to all common stockholders (the “2004 Special Dividend”). The record date for the 2004 Special Dividend was November 8, 2004. As provided for in our incentive stock plans, all outstanding options that were awarded before November 18, 2004 were adjusted to account for the effect of the 2004 Special Dividend. The adjustment increased the number of outstanding options by approximately 22.2% and decreased the exercise price of the options by approximately 18.2%.

In September 2003, we paid a special dividend of $2.07 per share to all common stockholders (the “2003 Special Dividend”). The record date for the 2003 Special Dividend was September 15, 2003. As provided for in our incentive stock plans, all outstanding options that were awarded before September 15, 2003 were adjusted to account for the effect of the 2003 Special Dividend. The adjustment increased the number of outstanding options by approximately 7.4% and decreased the exercise price by approximately 6.9%.

The number of options and RSUs shown in the table reflects the effect of the 2003 Special Dividend, the 2004 Special Dividend and the 2006 Special Dividend, as appropriate.

(2)	Each option grant has a 10-year term and vests pro rata over four years (25% each year) beginning on the first anniversary of the grant date, subject to earlier vesting under the “Rule of 65.”

(3)	Market value was calculated by multiplying the number of unvested restricted shares and unvested RSUs at year-end by our closing stock price on December 31, 2009 ($7.63).

(4)	Market value was calculated by multiplying the number of unvested performance conditioned RSUs at year end by our closing stock price on December 31, 2009 ($7.63).

(5)	Represents performance conditioned RSUs granted under the RSU Plan on February 20, 2006. This grant vests on the fifth anniversary of the grant date only if: (1) Mr. Gellerstedt has been continuously employed at his current position or higher position over the five-year period ending on the fifth anniversary of the grant date; (2) our aggregate new development starts over the five-year period equal or exceed $1 billion; and (3) the average annual total stockholder return for the period equals or exceeds 10%. Payments of vested performance conditioned RSUs will be made in a single payment in cash as soon as practicable after vesting. This grant is not entitled to payment of ordinary or extraordinary cash dividend equivalents. As a result of the 2006 Special Dividend and in accordance with the RSU Plan, the Compensation Committee increased the performance conditioned RSU grant by 9,866 units. Based on current estimates, this award is not expected to meet the performance requirements and therefore is not expected to be earned.

(6)	The Bell Retirement Agreement provided that all of Mr. Bell’s unvested options, shares of restricted stock and RSUs vested on July 1, 2009, his retirement date.

(7)	Mr. DuPree met the guidelines of the “Rule of 65” in 2006. Therefore, his unvested stock options and RSUs automatically vested in connection with his resignation effective March 15, 2009.

Option Exercises and Stock Vested in 2009

The following table sets forth information concerning the amounts realized in 2009 upon the vesting of restricted stock and RSUs by each of our NEOs. No stock options were exercised by our NEOs in 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value	Acquired on	Realized on
	Exercise	Realized on	Vesting	Vesting
	(#)	Exercise	(#)(1)	(2)

Lawrence L. Gellerstedt, III	—	—	4,230	$31,340
Craig B. Jones	—	—	5,050	$37,368
James A. Fleming	—	—	3,398	$25,154
Steve V. Yenser	—	—	1,882	$13,992
R. Dary Stone	—	—	3,569	$26,410
Thomas D. Bell, Jr.(3)	—	—	85,948	$775,287
Daniel M. DuPree(4)	—	—	37,025	$268,252

(1)	The number of shares acquired upon vesting includes the following:

	Shares of
	Restricted
	Stock	RSUs(A)

Lawrence L. Gellerstedt, III	2,043	2,187
Craig B. Jones	2,706	2,344
James A. Fleming	1,791	1,607
Steve V. Yenser	—	1,882
R. Dary Stone	1,941	1,628
Thomas D. Bell, Jr.	17,261	68,687
Daniel M. DuPree	—	37,025

(A)	RSUs are paid in cash at vesting.

(2)	The value realized on vesting of restricted stock is calculated using the closing market price of the stock on the vesting date. The value realized on vesting of RSUs is calculated using the closing market price of the stock on the vesting date for grants prior to February 1, 2009 and using the average closing market price for the 30-calendar day period ending on the vesting date for grants after that date. The vesting dates for the restricted stock and RSUs and the per share values on such vesting dates were as follows:

		Restricted			Average
	Closing	Shares		RSUs	Closing	RSUs
Vesting Date	Price	Vested	Closing Price	Vested	Price	Vested

March 15, 2009	$—	—	$7.23	8,945	$7.25	28,080
July 1, 2009	$8.64	17,261	$8.64	21,301	$9.33	47,386
December 9, 2009	$7.35	8,481	$7.35	1,836	$—	—
December 11, 2009	$—	—	$7.48	7,812	$—	—

(3)	Mr. Bell’s Retirement Agreement provided that all of his outstanding shares of restricted stock and RSUs vested on July 1, 2009, his retirement date.

(4)	Mr. DuPree satisfied the requirements for the “Rule of 65” vesting provisions in 2006. Therefore, his unvested RSUs automatically vested in connection with his resignation effective March 15, 2009. Restricted stock is not subject to the Rule of 65. Therefore Mr. DuPree’s unvested shares of restricted stock were forfeited upon his resignation.

Potential Payments Upon Termination, Retirement or Change in Control

We provide severance benefits to our NEOs as described in “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements.” Pursuant to Severance Agreements with our NEOs, in the event that (1) a “change in control” occurs and (2) during the two-year period thereafter, the NEO’s employment is terminated without “cause” (discussed below) or the NEO resigns for “good reason” (discussed below), then the NEO will be paid the amount described herein. The severance benefit is payable in a lump sum six months and one day after termination. For each of Messrs. Gellerstedt, Stone, Jones, Fleming and Yenser, we have agreed to pay an amount equal to 2.00 times the sum of his annual base salary plus his average cash bonus. Mr. Yenser’s multiple was increased from 1.00 to 2.00 effective September 9, 2009. Mr. Bell retired effective July 1, 2009 and Mr. DuPree resigned effective March 15, 2009. The amounts Messrs. Bell and DuPree received upon their departure from the Company are described following the table below.

For purposes of determining the severance benefit, “annual base salary” is the NEO’s annual base salary in effect on the day before the NEO’s employment terminates in connection with the change in control. The “average cash bonus” is the sum of the annual cash bonuses that were paid to the NEO during the three years immediately prior to the date the NEO’s employment terminates in connection with the change in control, divided by the number of annual cash bonuses the NEO was eligible to receive during such period. The table below assumes a triggering event occurred on December 31, 2009. The annual base salary is the salary in effect for 2009 and the average bonus is based on bonuses paid in 2007, 2008 and 2009. Neither the annual base salary nor the average bonus include the value of any stock option, restricted stock or RSU grants made to the NEO, or any dividends, or dividend equivalents, paid with respect thereto, in any calendar year, or any income realized by the NEO in any calendar year as a result of the exercise of any such stock options or the lapse of any restrictions on such restricted stock or RSUs.

The other terms and benefits of each Severance Agreement is substantially identical and are summarized as follows:

•	Health Benefits — The Severance Agreement provides that we will continue to provide the NEO with health benefits for two years, either under our plan, an outside plan or by reimbursing the premiums paid by the NEO for outside coverage.

•	Change in Control — Under the Severance Agreement, a “change in control” generally means that any one of the following events occurs:

•	A person (or group) acquires, directly or indirectly, the beneficial ownership representing 30% or more of the combined voting power for the election of directors of the outstanding securities of the Company, subject to certain exceptions;

•	A majority of the Board changes during a two-year period (unless the new Directors were elected by two-thirds of the Board members that were members on the first day of the two-year period);

•	Stockholders approve our dissolution or liquidation;

•	The sale or other disposition of all or substantially all of our assets, subject to certain exceptions; or

•	Any consolidation, merger, reorganization or business combination involving us or our acquisition of the assets or stock in another entity, subject to certain exceptions.

•	Cause — The Severance Agreement defines “cause” generally as any felony or any act of fraud, misappropriation, or embezzlement or any material act or omission involving malfeasance or gross negligence in the performance of the NEO’s duties to our material detriment.

•	Good Reason — The Severance Agreement defines “good reason” generally to mean:

•	a reduction in the NEO’s annual base salary or eligibility to receive any annual bonuses or other incentive compensation;

•	a significant reduction in the scope of the NEO’s duties, responsibilities, or authority or a change in the NEO’s reporting level by more than two levels (other than mere change of title consistent with organizational structure);

•	a transfer of the NEO’s primary work site more than 35 miles from the then current site; or

•	failure to continue to provide to the NEO health and welfare benefits, deferred compensation benefits, executive perquisites, stock options and restricted stock grants (or restricted stock unit grants) that are in the aggregate comparable in value to those provided immediately prior to the change in control.

•	Protective Covenant Agreement and Waiver and Release — In order to receive the benefits of the Severance Agreement, an NEO must enter into a “Protective Covenant Agreement” and a “Change In Control Severance Agreement Waiver and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his severance benefit.

•	The Protective Covenant Agreement generally provides that the NEO will protect certain of our interests in exchange for the payment. In particular, the Protective Covenant Agreement provides that the NEO will not, (1) for a period of one year, compete with our then existing projects, including our shadow pipeline, (2) for a period of two years, solicit any business from any of our customers, clients, tenants, buyers or sellers that he or she had contact with during the preceding three years while employed, and (3) for a period of two years, solicit any of our employees that he or she had personal contact with during his or her employment with us.

•	The Change in Control Severance Agreement Waiver and Release is a standard release that is required for all employees to receive any severance benefits from us and provides, in particular, that the NEO waives any and all claims against us and also covenants not to sue or to disparage us.

•	Tax Protection — Each NEO is entitled to a gross-up payment to the extent the NEO is subject to a parachute excise tax as a result of the payments or benefits provided under the Severance Agreement. However, if a reduction of the payments or benefits of up to 10% would eliminate the parachute excise taxes then the NEO must waive such payments or benefits to that extent.

The following table shows the potential payments to the NEOs (except for Messrs. Bell and DuPree) upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2009. The amounts received by Messrs. Bell and DuPree upon their departure in 2009 are described after the table. The table does not include a severance benefit payable generally to all salaried employees following termination of employment other than for cause and not in connection with a change in control, in an amount equal to the employee’s weekly pay times the sum of the number of his or her full years of service plus four. The table also does not include the value of equity awards that are already vested, as described in the compensation tables earlier in this proxy statement.

		Accelerated		Accelerated	Accelerated
		Vesting of	Accelerated	Vesting of	Vesting of
		Restricted	Vesting of	Stock	Cash LTI	Health and	280G Tax
	Cash	Stock	RSUs	Options	Awards	Welfare	Gross-Up
	(1)	(2)	(3)	(4)	(5)	Benefits	(6)	Total

Lawrence L. Gellerstedt, III
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,547,800	$21,074	$775,798	—	—	$24,372	$899,426	$3,268,470
• Death	—	$21,074	$775,798	—	—	—	—	$796,872
Craig B. Jones
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,270,333	$21,074	$128,497	—	—	$24,372	—	$1,444,276
• Death	—	$21,074	$128,497	—	—	—	—	$149,571
James A. Fleming
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,108,080	$16,115	$97,519	—	—	$24,372	—	$1,246,086
• Death	—	$16,115	$97,519	—	—	—	—	$113,634
Steve V. Yenser
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,025,975	$—	$49,877	—	—	$24,372	—	$1,100,224
• Death	—	$—	$49,877	—	—	—	—	$49,877
R. Dary Stone
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,149,175	$17,351	$104,211	—	—	$24,372	—	$1,295,109
• Death	—	$17,351	$104,211	—	—	—	—	$121,562

(1)	Includes cash payments pursuant to Severance Agreements.

(2)	These amounts represent the value of unvested restricted shares as of December 31, 2009. The amounts were calculated by multiplying the number of unvested restricted shares at year-end by the closing stock price on December 31, 2009 ($7.63).

(3)	These amounts represent the value of unvested RSUs as of December 31, 2009. The amounts were calculated by multiplying the number of unvested RSUs at year-end by the closing stock price on December 31, 2009 ($7.63).

Mr. Gellerstedt was granted performance conditioned RSUs on February 20, 2006. The amount reported for Mr. Gellerstedt includes $647,301 related to the potentially-vested, performance conditioned RSUs as of December 31, 2009. The compensation Committee will adjust the performance conditioned RSUs upon a change in control using one of the two approaches described in the award certificate and will vest the performance conditioned RSUs if the adjusted underlying performance conditions have been met. The value of the performance conditioned RSUs that would have vested on December 31, 2009 and is included in the table was determined by:

(a)	dividing the number of days that had elapsed from the grant date to December 31, 2009 (“Adjusted Applicable Period”) by 1,826 (i.e. 365 days x the 5-year vesting period plus one day for the leap year in 2008) to determine the percentage of the applicable period that had elapsed as of December 31, 2009 (“Applicable Percentage”);

(b)	multiplying the number of RSUs by the Applicable Percentage to get the number of RSUs subject to potential vesting as of December 31, 2009 (“Potentially Vested Units”);

(c)	adjusting the development target by multiplying $1 billion by the Applicable Percentage; and

(d)	applying all the vesting conditions using the Adjusted Applicable Period and determine if the vesting conditions are met, and, if so, vest the Potentially Vested Units.

As of December 31, 2009, 1,410 days had elapsed since the grant date for an Applicable Percentage of 77.218% and the number of Potentially Vested Units was 84,836 RSUs, or 77.218% of the RSU grant of 109,866. The adjusted development target of $772,180,000 had been achieved during the Adjusted Applicable Period. Also, the value was determined assuming that the total stockholder return requirement of 10% was satisfied. Thus, the amount reported in the table includes $647,301 for accelerated vesting of 84,836 performance conditioned RSUs multiplied by the closing stock price on December 31, 2009 ($7.63).

(4)	This column reflects the value of “in-the-money” unvested stock options as of December 31, 2009, calculated by multiplying the number of unvested options by the difference between the closing stock price on December 31, 2009 ($7.63) and the exercise price for the options. Because the exercise price of each unvested option exceeded the December 31, 2009 closing price of $7.63, no amounts are shown in the table.

(5)	This column reflects the value of unvested Cash LTI Awards. As of December 31, 2009, the vesting condition was not met, and all outstanding Cash LTI Awards would be deemed forfeited.

(6)	In calculating the tax gross-up payments pursuant to the Severance Agreements, we assumed an excise tax rate under 280G of the Code of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate for all NEOs except Mr. Stone who, as a resident of Texas, has no state income tax.

Retirement of Mr. Bell

Mr. Bell retired effective July 1, 2009. Pursuant to the Bell Retirement Agreement, Mr. Bell received a lump sum payment of $650,000, equivalent to one year’s base salary. All of his unvested stock options, shares of restricted stock and RSUs were vested on July 1, 2009, and the stock options were modified to permit Mr. Bell the right to exercise the options through the stated term of the options. The value on his retirement date of the accelerated vesting of his restricted stock and RSUs aggregated $775,287, as reflected in the Option Exercises and Stock Vested in 2009 table above. We also reimbursed Mr. Bell for the cost of COBRA health insurance benefits for up to one year after his retirement aggregating approximately $16,000.

Resignation of Mr. DuPree

Mr. DuPree resigned effective March 15, 2009. Mr. DuPree satisfied the requirements for the “Rule of 65” vesting provisions in 2006. Therefore, his unvested RSUs and stock options automatically vested in connection with his resignation. The value on his resignation date of the accelerated vesting of the RSUs was $268,252 as reflected in the Option Exercises and Stock Vested in 2009 table above. Restricted stock is not subject to the “Rule of 65.” Therefore, Mr. DuPree’s unvested shares of restricted stock were forfeited upon his resignation.

DIRECTOR COMPENSATION

Each non-employee Director is paid a $50,000 annual retainer payable on or about May 31 of each year. Each Board committee chairman receives an additional annual retainer of $10,000 for his service as chairman of the committee. We also provide an annual retainer of $50,000 for the non-executive Chairman of the Board. Additionally, as of May 31 of each year, each non-employee Director is granted (1) options to purchase 6,000 shares of common stock under the 2009 Plan, and (2) a grant of RSUs under the RSU Plan with a value of $20,000 on such date.

Mr. Cousins retired from our Board and was named Chairman Emeritus in December 2006. In this role, he is invited to attend Board meetings, but does not have the right to vote as a Director and does not receive any compensation from the Company.

As an employee of the Company, Messrs. Bell and Gellerstedt did not receive any compensation for serving as a Director in 2009.

2009 Compensation of Directors

The following table shows the amounts paid to our Directors in 2009.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation
	(1)	(2)(3)	(4)	(5)	Total

Erskine B. Bowles	$50,000	$25,699	$17,700	$—	$93,399
Tom G. Charlesworth(6)	$20,137	$—	$—	$—	$20,137
James D. Edwards	$60,000	$23,076	$17,700	$—	$100,776
Lillian C. Giornelli	$50,000	$23,076	$17,700	$—	$90,776
S. Taylor Glover	$100,000	$28,328	$17,700	$—	$146,028
James H. Hance, Jr.	$60,000	$26,233	$17,700	$—	$103,933
William B. Harrison, Jr.	$50,000	$23,076	$17,700	$—	$90,776
Boone A. Knox	$50,000	$23,076	$17,700	$—	$90,776
William Porter Payne	$50,000	$25,699	$17,700	$—	$93,399

(1)	Our 2009 Plan provides that an outside Director may elect to receive our common stock in lieu of cash fees otherwise payable for services as a Director. Under the 2009 Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date. In 2009, Messrs. Bowles, Glover, Hance and Payne elected to participate in this program. In lieu of some or all of the cash fees shown in the table, the named Directors received shares of common stock as follows: Mr. Bowles — 5,425; Mr. Glover — 11,646; Mr. Hance — 6,511; and Mr. Payne — 5,425.

(2)	On June 1, 2009, each non-employee Director was granted 2,379 RSUs under our 2009 Plan. The grant date fair value of the RSU was the closing stock price on the grant date ($9.70). These awards vest with respect to 25% of the RSUs on each anniversary of the grant date until they are 100% vested, provided the Director has remained an active member of the Board through the applicable anniversary date. As of December 31, 2009, each of the Directors listed above except Mr. Charlesworth had 607 shares of restricted stock outstanding; each of Messrs. Bowles, Glover, Hance, Harrison, Knox and Payne and Ms. Giornelli had 2,835 RSUs outstanding and Mr. Edwards had 2,379 RSUs outstanding.

(3)	These amounts include the incremental value of the 5% discount on stock received in lieu of cash fees, as follows: Mr. Bowles — $2,623; Mr. Glover — $5,252; Mr. Hance — $3,157; and Mr. Payne — $2,623.

(4)	These amounts represent the aggregate grant date fair value, computed in accordance with Topic 718, of option awards granted during the year. Please refer to Note 7 of Notes to Consolidated Financial Statements included in our annual Report on Form 10-K for the year ended December 31, 2009 for a complete description of the Topic 718 valuation. On June 1, 2009, each non-employee Director received a grant of 6,000 stock options at an exercise price of $9.70 per share. The grant date fair value of the 2009 option awards, computed using the Black-Scholes option pricing model, was $2.95 per share.

As of December 31, 2009, each Director had the following number of options outstanding: Mr. Bowles — 39,836; Mr. Edwards — 18,000; Ms. Giornelli — 18,000; Mr. Glover — 31,182; Mr. Hance — 31,182; Mr. Harrison — 24,591; Mr. Knox — 65,201; and Mr. Payne — 73,855. Mr. Charlesworth also had 66,455 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement at the end of 2006.

(5)	We pay or reimburse Directors for reasonable expenses incurred in attending Board and committee meetings. We did not provide any perquisites to our Directors above the reporting threshold.

(6)	Mr. Charlesworth joined the Board as a non-employee Director in December 2009 and was entitled to a prorated retainer, RSU and option award for service from December 2009 to May 2010. His prorated RSU and option awards were granted in February 2010 and are therefore not included in the table above.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

In setting our compensation programs and plans, our Compensation Committee considers the risks to our stockholders that may be inherent in our Company’s overall compensation program. Although a significant portion of our senior executives, including our NEOs, compensation is performance-based and “at-risk,” we believe our compensation plans are appropriately structured, based on the following elements of our compensation plans and policies:

•	Using multiple performance goals under incentive compensation plans, such as FFO, leasing goals and sales goals, which serves as a check-and-balance so as not to put inappropriate emphasis solely on one measure of our performance;

•	Setting performance goals under our annual incentive cash award plan that we believe are reasonable in light of past performance and market conditions, and also permitting the Compensation Committee to exercise discretion in making final award determinations so as to take into account changing market conditions, allowing our executives to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short term goals;

•	Using both time-vested, full-value equity awards, such as restricted stock and/or RSUs, as well as performance-based awards, such as the cash long-term incentive awards, stock options and performance conditioned RSUs, so as to both encourage the growth of the Company’s stock price and to recognize that time-vested, full-value equity awards retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options in-the-money or to achieve performance conditions; and

•	The time-based vesting over three or more years for our equity awards, as well as a portion of our cash and equity-based awards being conditioned upon satisfaction of performance goals, ensuring that our executives’ interests align with those of our stockholders over the long term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. Bowles, Mr. Edwards, Mr. Hance, Mr. Harrison and Mr. Payne. None of these Directors has any interlocking relationships that are required to be disclosed in this proxy statement. As disclosed in “Certain Transactions,” we purchase, for certain of our properties, properties owned by certain of our joint ventures and properties which we manage, janitorial supplies from a company that is wholly owned by David Sikes, the son-in-law of Mr. Payne. Our properties, the properties of our joint ventures and the third party owned properties that we manage, paid approximately $778,000 to the janitorial supply company in 2009. We believe the amounts paid are in line with market prices.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about equity awards under our equity compensation plans at December 31, 2009.

Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column A)
Plan Category	(Column A)	(Column B)	(Column C)

Equity compensation plans approved by security holders	6,943,858	$21.89	1,209,909
Equity compensation plans not approved by security holders	—	—	—
Total	6,943,858	$21.89	1,209,909

PROPOSAL 2 — AMENDMENT TO THE RESTATED AND AMENDED ARTICLES OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK

We are asking for your approval of an amendment to our Restated and Amended Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of common stock from 150 million shares to 250 million shares. The Board approved this amendment on February 16, 2010.

If this proposal is approved by our stockholders, the first sentence of Paragraph A of Article 4 of the Articles of Incorporation will be amended to read as follows:

“The Corporation shall have the authority to issue 250 million shares of Common Stock, $1 par value per share.”

The increase in authorized shares of common stock by 100 million shares will enhance the flexibility of our capital structure by allowing for the issuance of additional shares of common stock by the Board without amending the Articles of Incorporation. As of March 12, 2010, there were 100,046,701 shares of common stock outstanding and an additional 469,778 shares of common stock were reserved for issuance under our equity compensation plans.

The additional authorized shares of common stock will be available for general purposes, including capital raising transactions, acquisitions, employee benefit plans and other uses. We currently have no specific plans or understandings with respect to the issuance of any of the additional shares. The Board believes, however, that the proposal is desirable so that, if the need arises, we will have more financial flexibility to issue shares of common stock, without the expense and delay of a special stockholders’ meeting, in connection with future opportunities for expanding our business, possible stock splits or stock dividends, equity financing, management incentive and employee benefit plans, and for other purposes. Although the Board has no present intention of doing so, the additional shares of common stock could be used to make it more difficult for persons to obtain control of us.

If approved, this amendment will become effective upon filing of Articles of Amendment to our Articles of Incorporation with the Secretary of State of Georgia, which we would do promptly after the Annual Meeting.

Based on the recommendation of our Compensation, Succession, Nominating and Governance Committee, our Board has determined that it is in our best interests and the best interests of our stockholders to amend the Articles of Incorporation to increase the number of authorized shares of common stock.

Our Board of Directors recommends that you vote “FOR”
the approval of the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2010 and to prepare a report on this audit, subject to approval by the Audit Committee of the fee estimate and the audit plan for the period. A representative of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by our stockholders.

We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders.

Our Board of Directors recommends that you vote “FOR”
the ratification of the independent registered public accounting firm

SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2009 and 2008. Aggregate fees billed to us for the years ended December 31, 2009 and 2008 by Deloitte were as follows:

	Years Ended December 31
	2009	2008

Audit Fees(a)	$1,055,990	$1,072,650

Tax Fees:
Compliance	140,000	207,000
Consulting	514,250	411,930

Total tax fees	$654,250	$618,930

(a)	Includes fees for the annual audits of our financial statements, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, joint venture audits, audits of certain properties’ operating expenses, comfort letter procedures and related consents, review of our quarterly financial statements and audit of our benefit plans.

As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided and are generally subject to a budget or dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2009 or 2008. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions set forth in applicable rules of the SEC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter, the full text of which is available on the Investor Relations page of the Company’s website at www.cousinsproperties.com.

Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that the Company’s 2009 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as the audited financial statements contained in the Company’s Annual Report on Form 10-K, and discussed these financial statements with management and Deloitte, the Company’s independent registered public accounting firm.

The Audit Committee reviewed with Deloitte the matters required to be discussed under Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, related to the 2009 audit. The Audit Committee also received written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.

The Audit Committee met with Deloitte, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting for 2009.

The Audit Committee also met with the Company’s internal audit department, with and without management present, to discuss the results of their reviews and evaluations of the Company’s internal controls for 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee on February 23, 2010.

AUDIT COMMITTEE*

James D. Edwards, Chairman
Lillian C. Giornelli
William B. Harrison, Jr.
Boone A. Knox

*	Tom G. Charlesworth joined the Audit Committee on March 1, 2010.

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

CERTAIN TRANSACTIONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of transactions between the Company and any Director or executive officer. Our Ethics Code requires that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole. If an “Ethics Contact” (defined in our Ethics Code to be our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or our General Counsel) believes that a transaction or relationship would require approval or ratification by the Audit Committee, the Ethics Contact will bring the transaction or relationship to the attention of the Audit Committee.

At least annually, each Director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. In addition, we conduct a quarterly review to determine whether an executive officer, a Director, or a company employing a Director engaged in transactions with us during the quarter.

The Compensation, Succession, Nominating and Governance Committee, which is composed of independent Directors, conducts an annual review of the information from the questionnaire and financial systems review, evaluates related-party transactions (if any) involving the Directors and their related persons and makes recommendations to the Board regarding the independence of each Board member.

If a transaction arises during the year that may require disclosure as a related party transaction, information about the transaction would be provided to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, as applicable, for review, approval or ratification of the transaction.

Pursuant to this responsibility, the Audit Committee reviewed, approved and ratified, as applicable, each of the transactions described below.

•	We were a partner in a venture that owned a one-third interest in an airplane hangar. Another partner in the venture is an affiliate of Thomas G. Cousins, our Chairman Emeritus and the holder of more than 5% of our common stock. In December 2009, we sold our interest in the venture to this affiliate for its cost basis of $215,670. Prior to the sale, we received fees from the venture for management and accounting services, the affiliate’s share of which was $12,000 for 2009.

•	During 2009, under an agreement between us and an affiliate of Mr. Cousins, each was allowed to use the other’s airplane in certain situations. The agreement called for an equal hour flight credit upon use of the other’s plane, plus a true-up of the aggregate incremental cost differential per hour between the planes. The agreement defined aggregate incremental cost as total variable costs, including parts, repairs, maintenance and fuel, divided by total engine hours flown during the year. At January 1, 2009, Mr. Cousins’ affiliate owed us for seven flight hours. During 2009, Mr. Cousins’ affiliate used our aircraft for 12 flight hours, and we used their airplane for 19 flight hours. We sold our airplane in November 2009, and the agreement with the affiliate of Mr. Cousins was terminated contemporaneous with such sale and there was no significant remaining balance due to or from the affiliate. We billed Mr. Cousins’ affiliate $12,963 in 2009 for the differential in plane variable costs. In addition, under another agreement between us and an affiliate of Mr. Cousins, we agreed to provide pilot and other services related to the use of Mr. Cousins’ affliate’s airplane in exchange for a monthly fee, a per pilot per day charge and a reimbursement of any direct expenses incurred by our pilots during travel. During 2009, we billed Mr. Cousins’ affiliate $43,626 for such services. This services agreement was also terminated in November 2009 following the sale of our aircraft.

•	In 2009, we sold our 6.25% interest in an airplane operated by NetJets Aviation Inc. to one of our directors, William B. Harrison, Jr., for $792,656. The purchase price was based on information provided to us by NetJets Aviation Inc.

•	S. Taylor Glover, one of our Directors, is an affiliate of an entity that leases space in one of our office buildings. The lease term commenced on June 1, 2007 and continues until May 31, 2014. The entity paid us approximately $112,000 in 2009, excluding reimbursements for operating costs, with amounts remaining estimated to be approximately $537,000. We consider the rates associated with this lease to be market rates.

•	For certain properties we consolidate, properties owned by certain of our joint ventures and properties we manage, we purchase janitorial supplies from a company that is wholly owned by David Sikes, the son-in-law of William Porter Payne, one of our Directors. Our properties, the properties of our joint ventures and the third party owned properties that we manage paid approximately $778,000 to the janitorial supplies company in 2009. We believe the amounts paid are in line with market prices.

•	In 2007, Mr. Bell, our former Chairman of the Board and Chief Executive Officer, purchased a lot in one of our residential developments as disclosed in the “Certain Transactions” section of the proxy statement for our 2008 Annual Meeting. The lot was purchased at a 10% discount to its original list price of $500,000 pursuant to a program we make available to our employees to purchase lots or condominium units at a 10% discount at certain of our projects selected by management from time to time. In 2009, we facilitated a multi-party lot exchange at the request of a new purchaser and various other existing lot owners, one of whom was Mr. Bell. As part of the lot exchange, Mr. Bell exchanged his previously purchased lot for a different lot at the development with a list price of $280,000. We refunded to Mr. Bell the $220,000 difference between the lot prices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) during the most recent fiscal year. Based upon information supplied to us, we believe that all reports during 2009 were timely filed, except for a late filing with respect to Mr. Bell, our former Chairman of the Board and Chief Executive Officer, on March 16, 2009, for common and preferred shares acquired between March 6, 2009 and March 11, 2009. Mr. Bell’s report was filed late as a result of an administrative error by his broker, which delayed our receipt of the information regarding the transactions.

FINANCIAL STATEMENTS

Our Annual Report on Form 10-K for the year ended December 31, 2009, including audited financial statements, is being mailed together with this proxy statement. The Annual Report on Form 10-K for the year ended December 31, 2009 does not form any part of the materials for solicitation of proxies.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8(e)(2) under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2011 Annual Meeting must be received by us by December 2, 2010, which is 120 days before the anniversary of the date this proxy statement is released to stockholders in connection with the Annual Meeting. However, pursuant to such Rule, if the 2011 Annual Meeting is held on a date that is more than 30 days before or after such anniversary date, then a stockholder proposal submitted for inclusion in our proxy statement for the 2011 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2011 Annual Meeting.

Under our bylaws, a stockholder is eligible to submit a stockholder proposal outside the processes of Rule 14a-8 if the stockholder is (1) of record at the time of such proposal and at the time of the annual meeting and (2) entitled to vote at the annual meeting. The stockholder also must provide timely notice in proper written form of the proposal to our Corporate Secretary. To be timely under our bylaws, we must receive advance notice of the proposal not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the public announcement of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholder proposals should be submitted to Corporate Secretary, Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 3600, Atlanta, Georgia 30303-1740.

EXPENSES OF SOLICITATION

We will bear the cost of proxy solicitation. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees. Upon request, we also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our stock.

COUSINS PROPERTIES INCORPORATED

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
May 4, 2010

The undersigned hereby appoints S. Taylor Glover and William Porter Payne, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of Cousins Properties Incorporated which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Tuesday, May 4, 2010, 11:00 a.m. local time, and at any postponement or adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated April 1, 2010, and upon any other business that may properly come before the meeting or any adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all other matters that may properly come before the meeting or any postponement or adjournments thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

COUSINS PROPERTIES INCORPORATED

May 4, 2010

VOTE BY INTERNET - [web address]
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE -  [toll free number]
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
You can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

If you vote by Internet or phone, you do not need to return this proxy card.

â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. Election of ten Directors nominated by the Board of Directors:

☐ FOR ALL NOMINEES	NOMINEES:
¡ Erskine B. Bowles
¡ Tom G. Charlesworth
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ James D. Edwards ¡ Lawrence L. Gellerstedt, III ¡ Lillian C. Giornelli
☐ FOR ALL EXCEPT (See instructions below)	¡ S. Taylor Glover ¡ James H. Hance, Jr. ¡ William B. Harrison, Jr. ¡ Boone A. Knox ¡ William Porter Payne

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

2. Proposal to amend the Company’s Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 150 million to 250 million shares.

FOR AGAINST ABSTAIN
☐ ☐ ☐
3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

FOR AGAINST ABSTAIN
☐ ☐ ☐

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted “FOR ALL NOMINEES” for Director and “FOR” Proposals 2 and 3.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 1, 2010.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

Signature of Stockholder Date:
Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership name by authorized person.